Exhibit 99.2

Index to Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Navistar International Corporation (“NIC”), incorporated under the laws of the state of Delaware in 1993, is a holding company whose principal operating subsidiaries are Navistar, Inc. (formerly known as International Truck and Engine Corporation — “International”) and Navistar Financial Corporation (“NFC”). Both NIC and NFC file periodic reports with the United States Securities and Exchange Commission (“SEC”). References herein to “Navistar,” the “company,” “we,” “our,” or “us” refer to NIC and its subsidiaries, and certain variable interest entities (“VIE”) of which we are the primary beneficiary. We report our annual results for our fiscal year, which ends on October 31. As such, all references to 2006, 2005, and 2004 relate to the fiscal year unless otherwise indicated.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide information that is supplemental to, and should be read together with, our consolidated financial statements and the accompanying notes presented in Exhibit 99.3 of this report on Form 8-K. Information in this Exhibit is intended to assist the reader in obtaining an understanding of our consolidated financial statements, the changes in certain key items in those financial statements from year-to-year, the primary factors that accounted for those changes, any known trends or uncertainties that we are aware of that may have a material affect on our future performance, as well as how certain accounting principles affect Navistar’s consolidated financial statements. In addition, this Exhibit provides information about our business segments and how the results of those segments impact the results of operations and financial condition of Navistar as a whole. Our MD&A includes the following sections:

•	Highlights and Executive Summary

•	Overview

°	Our Business

°	Key Trends and Business Outlook

•	Results of Operations and Segment Review

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements

•	Contractual Obligations

•	Other Information

°	Government Contracts

°	Backlog

°	Employees

°	Income Taxes

°	Environmental Matters

°	Securitization Transactions

°	Critical Accounting Policies

Highlights and Executive Summary

We are an international manufacturer of class 4 through 8 trucks and buses and diesel engines, and a provider of proprietary and aftermarket parts for all-makes of trucks and trailers. We also provide retail, wholesale, and lease financing of our trucks, and financing for our wholesale accounts and selected retail accounts receivable. We operate in four industry segments: Truck, Engine, Parts, and Financial Services.

Our business is heavily influenced by the overall performance of the “traditional” medium and heavy truck markets within the United States (“U.S.”) and Canada, which includes vehicles in weight classes 6 through 8, including buses. These markets are typically cyclical in nature but in certain years they have also been impacted by accelerated purchases of trucks (“pre-buy”) in anticipation of higher prices due to stricter emissions standards imposed by the U.S. Environmental Protection Agency (“U.S. EPA”). To reduce cyclicality, our strategy is to grow our Parts segment and our presence in non-cyclical “expansion” markets such as the military, recreational vehicle (“RV”), and export markets. In addition, we continue to focus on improving the cost structure in our Truck and Engine segments while delivering products of distinction.

Unit growth in both the Truck and Engine segments was strong in 2006 and 2005, indicating strong fundamentals in the markets we served. Worldwide Truck segment units invoiced to customers were 148,600 in 2006, an increase of 14.5% compared to 2005. Likewise, worldwide Truck segment units invoiced to customers were 129,800 in 2005, an increase of 19.3% compared to 2004. Worldwide order backlogs were 43,900 units at the end of 2006, and 27,800 units in 2005 as compared to 27,900 in 2004. Total Engine segment units, which include units delivered both to original equipment manufacturers (“OEM”) and our Truck segment, were 519,700 in 2006, 522,600 in 2005, and 432,200 in 2004. Strategic acquisitions also allowed us to further our “expansion” market growth strategy. In 2006, we finalized our first joint venture with Mahindra & Mahindra, Ltd., a leading Indian manufacturer of multi-utility vehicles. Mahindra International, Ltd. (“Mahindra”) is a joint venture with Mahindra & Mahindra, Ltd. During 2005, we completed the acquisitions of MWM International Industria De Motores Da America Do Sul Ltda. (“MWM”), a leading Brazilian diesel engine producer, Workhorse Custom Chassis (“WCC”), a leading manufacturer of chassis for motor homes and commercial step vans, and Uptime Parts, a parts distribution network that supplies commercial fleets and RV dealers.

In 2006 and 2005, unit volume growth was the major factor of our sales performance with improved pricing on new trucks also contributing to growth in our net sales and revenues. The traditional truck retail industry was particularly strong in 2006, reaching peak levels at 454,500 retail units. This industry strength was partially attributable to strong underlying economic growth and the need to replace aging fleets of trucks, as well as greater customer demand for vehicles containing the pre-2007 emissions-compliant engines ahead of the implementation of those stricter engine emissions requirements. In addition, engine volumes benefited from our acquisition of MWM in April 2005, which contributed the majority of our non-Ford Motor Company (“Ford”) customer growth of 37,300 units in 2006 and 64,500 units in 2005. Consolidated net sales and revenues grew steadily to $14.2 billion in 2006 from $12.1 billion in 2005 and from $9.7 billion in 2004, representing an increase of 46.7% over two years.

Our results improved from year-to-year during the years ended October 31, 2006, 2005, and 2004. In 2006, we achieved net income of $301 million compared to net income of $139 million in 2005 and a loss of $44 million in 2004. During 2006, we absorbed significant costs of $96 million attributable to professional consulting and auditing fees and changes in our debt structure. Despite these costs, we were able to achieve progressive improvements as a percentage of net sales and revenues in our engineering and product development costs, selling, general and administrative expenses, and warranty costs by focusing on improving our 2004 emissions-compliant engines and vehicles. Since 2004, our focus on reliability and quality has produced a significantly improved 2007 emissions-compliant engine, currently in the market, along with our MaxxForcetm brand Big-Bore engines and our ProStartm long-haul truck. In addition, in February 2008, we unveiled our new LoneStar® class 8 flagship tractor, which was designed to be fuel efficient, ergonomic, and quiet while providing innovative design and customization features. In addition to these further enhancements to our existing product line, we also continue to focus on growing our business through our strategy of leveraging our acquisitions and strategic relationships. Diluted earnings per share was $4.12 in 2006 compared to diluted earnings per share of $1.90 in 2005 and a loss per share of $0.64 in 2004, reflecting an improvement of $4.76 per share on a diluted basis from 2004 to 2006.

A summary of our consolidated results of operations, including diluted earnings per share, for the years ended October 31, are as follows:

	Years Ended October 31,
(in millions, except per share data)	2006	2005	2004

Sales and revenues, net	$14,200	$12,124	$9,678
Total costs and expenses	13,904	12,069	9,749
Equity in income of non-consolidated affiliates	99	90	36
Income (loss) before income tax	395	145	(35)
Net income (loss)	301	139	(44)
Diluted earnings (loss) per share	4.12	1.90	(0.64)

Overview

Our Business

Based in Warrenville, Illinois, we produce International brand commercial trucks, International and MaxxForce brand diesel engines, IC Bus, LLC (formerly known as IC, LLC — “IC”) brand buses, and WCC brand chassis for motor homes and step-vans. We are a private-label designer and manufacturer of diesel engines for the pickup truck, van, and sport utility vehicle markets. We also provide truck and diesel engine service parts. A wholly-owned subsidiary offers financing services.

We operate in four industry segments: Truck, Engine, Parts (collectively called “manufacturing operations”), and Financial Services, which consists of NFC and our foreign finance operations (collectively called “financial services operations”). Corporate contains those items that do not fit into our four segments. Selected financial data for each segment can be found in Note 17, Segment reporting, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Key Trends and Business Outlook

Vision and Strategy

We plan to leverage our investments and those of our strategic partners in product development and facilities that have already been established. Our strategy is to make products of distinction in a competitive cost structure while growing profitably. We intend to accomplish this by:

•	Minimizing the effects of our “traditional” market cyclicality by growing the Parts segment and “expansion” markets sales such as military, Mexico, export, and RV chassis

•	Continually improving our cost structure while developing synergistic niche businesses with richer margins

•	Reducing materials cost by increasing global sourcing, leveraging scale benefits, and finding synergies among strategic partnerships

•	Improving manufacturing efficiency

•	Growing our ProStar tractor line, including the launch of the LoneStar

•	Increasing our MaxxForce branded engine lines, including the establishment of our new MaxxForce 11 and 13 engine lines

•	Broadening our Engine segment customer base

•	Focusing engine research and development in order to have a competitive advantage as the 2010 emissions standards begin to affect customers’ buying decisions

•	Strengthening our financial control environment by investing in our internal accounting knowledge and technical skills, and enhancing our information systems and processes.

Leveraging the strength of our large dealer network allows us to have a competitive advantage over other OEMs. Our truck products are distributed in virtually all key markets in the U.S. and Canada. Regional operations in the U.S. and general offices in Canada and Mexico support retail dealer activity. We have an extensive dealer network in Mexico and export markets worldwide, including in Latin America, the Middle East, Africa, and Asia Pacific. These dealers provide a full range of services, including new truck sales, parts, and technical service support to fleet and other customers in their respective markets.

We also have a national account sales group, responsible for major U.S. national account customers, and a network of used truck centers in the U.S. that provides trade-in support to our dealers and national accounts group for all markets and makes and models of reconditioned used trucks to owner-operators and fleet buyers. In support of our dealer network and fleet customers, we also operate regional parts distribution centers that are strategically located in key areas within North America offering a wide range of proprietary and standard service parts, order status information, and technical support. In addition, we provide retail, wholesale, and lease financing for our products throughout our dealer network within the U.S. and Mexico.

Acquisitions, Strategic Agreements, and Joint Ventures

We continuously seek and evaluate opportunities in the marketplace that provide us with the ability to leverage new technology, expand our engineering expertise, provide entry into “expansion” markets, and identify component and material sourcing alternatives. During the recent past, we have entered into a number of collaborative strategic relationships and have acquired businesses that allowed us to generate manufacturing efficiencies, economies of scale, and market growth opportunities. We also routinely re-evaluate our existing relationships to determine whether they continue to provide the benefits we originally envisioned.

In 2005, we completed two acquisitions that furthered our growth strategy and expanded our product offerings. In the second quarter of 2005, we acquired MWM, which produces a broad line of medium and high-speed diesel engines across the 50 to 310 horsepower range. The acquisition adds to our engineering capability, allows us to better serve customers in the South American market, and broadens our customer base with other OEMs. In the fourth quarter of 2005, we acquired WCC, a U.S. manufacturer of chassis for motor homes and commercial step-van vehicles and Uptime, a U.S. parts distribution network that supplies commercial fleets and RV dealers. These acquisitions represent strategic investments in businesses that are in new markets, and provide the opportunity to grow our sales of diesel engines and parts.

Also in 2005, we entered into a strategic agreement in Europe that furthered our growth and competitive cost structure strategies. In the first quarter of 2005, we signed an agreement with a German engine producer, MAN Nutzfahrzeuge AG (“MAN”), to develop and produce MaxxForce Big-Bore engines in the 11 and 13 liter range to be offered in our class 8 highway tractors and severe service trucks. This agreement allows us to grow the diesel engine business while controlling costs by leveraging the existing investment that MAN has made in the development of these engines.

In 2006, we finalized our first joint venture with Mahindra & Mahindra, Ltd. This venture operates under the name of Mahindra International, Ltd. and produces and markets light, medium, and heavy commercial vehicles in India and other export markets. This collaboration also provides us the opportunity to use India as a significant supply base for the global sourcing of components and materials and provides a strategic partner for engineering services. We maintain a 49% interest in this venture.

We had entered into a joint venture with Ford in September 2001 to capitalize on our mutual medium truck volumes. The Blue Diamond Truck (“BDT”) joint venture was formed to produce class 3 through 7 commercial vehicles marketed independently under International and Ford brand names. On September 28, 2007, we informed Ford of our decision to terminate this agreement effective on September 28, 2009. However, upon either party’s request and under commercially reasonable terms, we will continue to supply each other components and products from the effective date for up to four additional years.

In September 2007, we sold our ownership interest in Siemens Diesel Systems Technology, LLC (“SDST”) to our joint venture partner, Siemens VDO Automotive Corporation. In conjunction with the sale, we received gross proceeds of $49 million for our percentage ownership in SDST.

In November 2007, we signed a second joint venture agreement with Mahindra & Mahindra, Ltd. to produce diesel engines for medium and heavy commercial trucks and buses in India. This joint venture will afford us the opportunity to enter a market in India that has significant growth potential for commercial vehicles and diesel power. We maintain a 49% ownership in this joint venture.

In December 2007, we entered into a non-binding memorandum of understanding with General Motors Corporation (“GM”) to purchase certain assets, intellectual property, and distribution rights for the GMC and Chevrolet class 4 through 8 truck business, as well as the related GM service parts business. Although this transaction is expected to be completed in 2008, it is subject to completion of satisfactory due diligence, the negotiation of a definitive purchase agreement, customary regulatory clearance, and Board of Directors approval.

In December 2007, we sold all of our interests in a heavy-duty truck parts remanufacturing business. In connection with the sale we received gross proceeds of about $20 million.

Key Trends

For periods subsequent to 2005, certain factors have affected our results of operations as compared to results reported herein for 2005 and 2004. Some of these factors are as follows:

•	Emissions Standards Change Impact and Pre-Buy — The “traditional” truck markets in which we compete are typically cyclical in nature due to the strong influence of macro-economic factors such as industrial production, demand for durable goods, capital spending, oil prices, and consumer confidence. Cycles for these markets have historically spanned roughly 5 to 10 years peak-to-peak; however, we have observed a significant industry-wide increase in demand for vehicles containing the pre-2007 emissions-compliant engines ahead of the implementation of those stricter engine emissions requirements. Conversely, in 2007, we have observed a decrease in industry-wide demand as 2007 emissions-compliant vehicles entered the marketplace. In 2010, emissions standards will be stricter than in 2007, although it is unknown whether or not there will be a material impact on overall truck industry cyclicality.

•	Certain Professional Fees — As initially reported in our 2005 Annual Report on Form 10-K, the process of restating our previously issued consolidated financial statements required considerable efforts at a significant financial cost, which has been expensed as incurred. In addition, we have incurred elevated levels of professional fees in 2008, 2007, and 2006 related to assistance in preparing our financial statements, as well as documenting and performing an assessment of our internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002. The table below outlines these costs incurred through the first quarter of 2008.

	1st Qtr
(in millions)	2008	2007	2006	Total

Professional fees associated with the 2005 audit and the re-audit of periods prior to 2005	$13	$69	$23	$105
Professional fees associated with the 2007 and 2006 audits	19	16	—	35
Professional, consulting, and legal fees related to the preparation of our public filing documents	25	129	40	194
Professional fees associated with documentation and assessment of internal control over financial reporting	6	18	10	34

Total	$63	$232	$73	$368

Professional fees associated with the 2005 audit and the re-audit of periods prior to 2005 were $69 million in 2007 and $23 million in 2006, compared to $6 million of auditing fees in 2005. We expect that these professional fees will decline significantly as we attain our goal of becoming current with our SEC filings and strengthen our internal control environment. The above external costs are in addition to the costs of approximately 100 new finance and accounting staff in the U.S. since the restatement process began, of which approximately 20 are related to supporting strategic initiatives and growth.

•	Changes in Debt Structure — In 2007 and 2006, we made significant changes to our debt structure. As a result of our delay in filing reports with the SEC, we were in default under certain of our loan covenants, requiring us to refinance our public debt with private financing, significantly increasing the cost of our capital structure. In association with these events, we incurred expenses related to the recognition of unamortized debt issuance costs and premiums paid on the call of our public debt. These expenses amounted to $14 million and $9 million, respectively, in 2006 as reported in Other (income) expenses, net. A detailed description of these transactions and the chronology of events are outlined in the “Liquidity and Capital Resources” section of this Exhibit and Note 10, Debt, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

•	Steel and Other Commodities — Commodity price increases, particularly for aluminum, copper, precious metals, resins, and steel have contributed to substantial cost pressures in the industry as well as from our suppliers. Cost increases related to steel, precious metals, resins, and petroleum products totaled approximately $184 million, $178 million, $90 million, and $7 million for 2005, 2006, 2007, and the first three months of 2008, respectively, as compared to the corresponding prior year period. Generally, we have been able to mitigate the effects of these cost increases via a combination of design changes, material substitution, resourcing, global sourcing efforts, and pricing performance, although we do not specifically identify these items on customer invoices. In addition, although the terms of supplier contracts and special pricing arrangements can vary, generally a time lag exists between when we incur increased costs and when we might recoup them through increased pricing. This time lag can span several quarters or years, depending on the specific situation.

•	Effect of Labor Relations — Our multi-site contract with the United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) expired on September 30, 2007. The represented employees continued to work without an extension of the contract until October 23, 2007 when they commenced a work stoppage. As of December 16, 2007, the majority of UAW members voted to ratify a new contract that will run through September 30, 2010. We anticipate the impact of the work stoppage will not have an adverse effect on the results of operations for either 2008 or 2007. The following are the key changes to the new UAW multi-site contract:

•	Elimination of restrictive minimum employment level requirements

•	Increased operational flexibility through improvements in work rules and ability to shed non-core work

•	Increased employee health care cost sharing

•	Improved new hire package

•	Right to use temporary workers in certain situations

•	Ability to either close or sell specific locations if certain business conditions dictate

•	Granted employees annual lump sum payments of $2,500 in calendar year 2007 and 3% of wages in 2008 and 2009

•	Permanent withholding of a substantial portion of the anticipated incremental Cost of Living Adjustment in addition to no base wage increases

•	Increased pension benefits for future retirees and no changes to post-retirement health care

•	No changes to current retiree pension benefits with the exception of the elimination of the retiree lump sum payments.

Results of Operations and Segment Review

The following table summarizes our consolidated statements of operations and illustrates the key financial indicators used to assess the consolidated financial results. Financial information is presented for the years ended October 31, 2006, 2005, and 2004, as prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Results of Operations

(in millions, except per share data)	2006	2005	2004

Sales and revenues, net	$14,200	$12,124	$9,678

Costs of products sold	11,703	10,250	8,268
Selling, general and administrative expenses	1,332	1,067	939
Engineering and product development costs	453	413	287
Interest expense	431	308	237
Other (income) expenses, net	(15)	31	18

Total costs and expenses	13,904	12,069	9,749
Equity in income of non-consolidated affiliates	99	90	36

Income (loss) before income tax	395	145	(35)
Income tax expense	(94)	(6)	(9)

Net income (loss)	$301	$139	$(44)

Diluted earnings (loss) per share	$4.12	$1.90	$(0.64)

Results of Operations for 2006 as Compared to 2005

(in millions, except per share data)	2006	2005	Change

Sales and revenues, net	$14,200	$12,124	$2,076

Costs of products sold	11,703	10,250	1,453
Selling, general and administrative expenses	1,332	1,067	265
Engineering and product development costs	453	413	40
Interest expense	431	308	123
Other (income) expenses, net	(15)	31	(46)

Total costs and expenses	13,904	12,069	1,835
Equity in income of non-consolidated affiliates	99	90	9

Income before income tax	395	145	250
Income tax expense	(94)	(6)	(88)

Net income	$301	$139	$162

Diluted earnings per share	$4.12	$1.90	$2.22

Sales and Revenues

In 2006, we grew net sales and revenues 17.1% as compared to 2005. This increase was attributed primarily to our Truck and Engine segments, which increased net sales and revenues by $1.8 billion and $0.3 billion, respectively, over 2005.

Our Truck segment was our largest segment as measured in net sales and revenues, representing 68.8% and 65.6% of total consolidated net sales and revenues for 2006 and 2005, respectively. Sales and revenue growth at this segment was 23.0% in 2006 as compared to 2005. In both 2006 and 2005, the Truck segment benefited from an increase in the overall “traditional” markets, which were experiencing an upswing in the cycle after rebounding from the bottom-of-the-cycle periods experienced in 2003 and immediately prior. This industry upswing was attributable, in part, to strong underlying economic growth and the need to replace aging fleets of trucks. In addition, we benefited from the pre-buy of 2006 vehicles prior to the introduction of the 2007 emission-compliant vehicles. Market share across our traditional markets fluctuated in 2006 and 2005, although the Truck segment’s bus, medium and severe service classes all led their markets with the greatest relative retail market share in each of their classes. Furthermore, price performance and growth in our “expansion” markets contributed, although to a lesser extent, to overall sales and revenue growth. Growth in our expansion markets was primarily the result of strength in the Mexican truck industry and other export markets.

Our Engine segment was our second largest segment in net sales and revenues with $3.5 billion and $3.2 billion in 2006 and 2005, respectively, reflecting an increase of 8.3% for 2006 as compared to 2005. 2006 reflects a full year of net sales and revenues related to the acquisition of MWM which contributed a majority of the 37,300 non-Ford customer unit growth in 2006 compared to the 64,500 non-Ford customer unit growth in 2005. Despite an increase in the relative ratio of diesel to gas trucks produced in the heavy duty pickup truck market to 72% in 2006 from 71% in 2005, units shipped to Ford in North America decreased by 40,400 units compared to the prior year. In addition, the Engine segment also benefited from an increase in non-Ford OEM sales attributable to strength in the truck industry, and was further bolstered by improvements in our engine reliability and quality metrics compared to the prior year.

Our Parts segment grew net sales 10.4% in 2006 as compared to 2005. This growth was partially due to favorable economic factors that impacted the service parts industry, such as an increase in the amount of freight tonnage hauled and number of trucks in operation. Growth was further attributable to this segment’s ability to reach new markets. In 2006, 11 new dealer-owned or joint venture parts and service locations were opened, bringing the total locations in operation to 44 at October 31, 2006. In addition, the Parts segment grew net sales and revenues at existing locations. This was achieved by our ability to enhance the fleet customer experience and to expand product offerings that broadened our scope and distribution network.

Our Financial Services segment grew net revenues 16.6% in 2006 as compared to 2005. During 2006, proceeds from the sale of receivables, net of issuance costs, amounted to $1.6 billion, attributable in part to strength in the truck industry. Also contributing to revenue growth was a more attractive purchase financing environment for equipment users influenced by lower net interest rates, greater industry sales incentives, and a stronger used vehicle market. This shift from a strong operating lease environment to a purchase financing environment was evidenced by a decrease in rental income of 26.0% in 2006 compared to 2005.

Costs and Expenses

Costs of products sold increased 14.2% for 2006 as compared to 2005. As a percentage of net sales of manufactured products, Costs of products sold decreased to 84.3% in 2006 from 86.7% in 2005. Included in Costs of products sold are product warranty costs and a portion of the total postretirement expense. Product warranty costs, excluding extended warranty program costs and net of vendor recoveries, were $298 million in 2006 and $372 million in 2005. Postretirement expense included in Costs of products sold, inclusive of company 401(k) contributions were $62 million in 2006 and $75 million in 2005. Apart from warranty costs, excluding extended warranty program costs and net of vendor recoveries, and postretirement expense, Costs of products sold as a percentage of net sales of manufactured products decreased slightly to 81.7% in 2006 from 82.9% in 2005. A combination of design changes, material substitution, resourcing, global sourcing, and price performance offset a steady rise in commodity and direct material costs.

The decrease in product warranty costs, excluding extended warranty program costs and net of vendor recoveries, of $74 million in 2006 as compared to 2005 was primarily the result of lower expenses associated with 2004 model-year products at the Truck and Engine segments, partially offset by the impact of higher volumes. In 2006, we incurred $9 million of product warranty costs associated with adjustments to pre-existing warranties compared to $110 million incurred in 2005. These adjustments reflect changes in our estimate of warranty costs for sales recognized in prior years. Most of the $9 million was expensed at the Engine segment in 2006, while $74 million was expensed at the Engine segment and $36 million was expensed at the Truck segment in 2005.

In 2006, product warranty costs, excluding extended warranty program costs and net of vendor recoveries, at the Engine segment were $129 million, compared to $173 million in 2005 and $227 million in 2004. These progressive improvements were achieved by focusing on controlling the reliability and quality of the 2004 emissions-compliant engines. This, in turn, resulted in fewer warranty claims and lower warranty costs per unit. Costs are accrued per unit based on expected warranty claims that incorporate historical information and forward assumptions about the nature, frequency, and average cost of warranty claims. In addition, we accrue warranty related costs under standard warranty terms and for claims that we choose to pay as an accommodation to our customers even though we are not contractually obligated to do so (“out-of-policy”). Product warranty costs, excluding extended warranty program costs and net of vendor recoveries, at the Truck segment were $167 million in 2006 compared to $194 million in 2005 and $156 million in 2004. Quality improvements and reduced levels of out-of-policy claims allowed us to mitigate this cost in 2006 despite significant increases in volumes during this time. For more information regarding warranty costs, see Note 1, Summary of significant accounting policies, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

In 2006, total postretirement expenses, inclusive of company 401(k) contributions, were $231 million, relatively unchanged from the $246 million incurred in 2005. Generally, postretirement expenses are included in Costs of products sold, Selling, general and administrative expenses, and Engineering and product development costs, at approximately 30%, 65%, and 5% of total expenses, respectively. Included in these expenses are lower costs associated with the Medicare subsidy, as well as lower annual expenses associated with a longer amortization period on our hourly non-contributory plan. The longer amortization period was the result of a 2002 early-retirement program that indirectly resulted in an increase in the remaining service period of the remaining plan participants. For more information regarding the Medicare subsidy, see Note 11, Postretirement benefits, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Direct costs were also impacted by industry-wide increases in commodity and fuel prices, which affected the Truck, Engine, and Parts segments. Costs related to steel, precious metals, resins, and petroleum products increased in 2006 and 2005 as compared to the respective prior year. However, we generally have been able to mitigate the effects by our efforts to reduce costs through a combination of design changes, material substitution, resourcing, global sourcing, and price performance.

Selling, general and administrative expenses increased 24.8% in 2006 as compared to 2005. This increase was primarily a result of the professional consulting and audit fees, incentive compensation and profit sharing, and postretirement expense as well as the acquisition of nine International dealer operations (“Dealcor”) in 2006. Professional consulting and auditing fees were $73 million in 2006 compared to $6 million of auditing fees in 2005. For more information regarding these costs, see the “Key Trends and Business Outlook” section within this Exhibit. Incentive compensation and profit sharing expenses totaled $58 million in 2006 as compared to $26 million in 2005. Selling, general and administrative expenses also include a portion of the total postretirement expense. The portion of postretirement expense contained in Selling, general and administrative expenses declined slightly in 2006 from 2005 levels. In an effort to strengthen and maintain our dealer network, our Truck segment occasionally acquires and operates dealer locations for the purpose of transitioning ownership or providing temporary operational assistance. For a further discussion of Dealcor locations acquired and sold during the reporting period, see Note 2, Business combinations, and Note 8, Goodwill and other intangible assets, net, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K. Our ratio of Selling, general and administrative expenses to net sales and revenues increased by approximately one-half percentage point to 9.4% in 2006 as compared to 8.8% in 2005. Excluding the effects of increased professional and consulting fees, postretirement expense, and incentive compensation, we have experienced an improvement in this ratio, which is typical in “traditional” market industry upswing years, and the inverse in downturn years.

Engineering and product development costs increased 9.7% in 2006 as compared to 2005. Engineering and product development costs were primarily incurred by our Truck and Engine segments for innovation and cost reduction, and to provide our customers with product and fuel-usage efficiencies. In 2005, a significant amount of our Engineering and product development costs were incurred for the purpose of making significant improvements in the quality and reliability of our 2004 emissions-compliant engines and vehicles. Engineering and product development costs incurred at our Engine segment increased $32 million or 16.2% in 2006 as compared to the prior year. This increase was due primarily to our improving the quality of our 2004 emissions-compliant engines. The result of these efforts was greater reliability, higher quality, and a decrease in 2006 per unit warranty cost, that lowered the Costs of products sold at this segment. During 2006, we incurred a higher level of costs associated with the development of the MaxxForce Big-Bore engine line and our 2007 and 2010 emissions-compliant products, although to a lesser extent. Engineering and product development costs incurred at the Truck segment were $205 million in 2006, which compares to the $203 million incurred in 2005, and relates primarily to the development of our ProStar class 8 long-haul truck. In addition, we also incurred costs in both 2006 and 2005 related to the development of our 2007 emissions-compliant products and the development of the LoneStar class 8 tractor.

Interest expense increased 39.9% in 2006 as compared to 2005. This increase was largely the result of our need to refinance our public debt with private financing, significantly increasing the cost of our capital structure. For more information, see Note 10, Debt, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Other (income) expenses, net amounted to $15 million of income in 2006 and $31 million of expense in 2005. Other (income) expenses, net for 2006 included $23 million of expenses related to the recognition of unamortized debt issuance costs and call premiums. These expenses, along with other miscellaneous expenses, were primarily offset by $53 million of interest income earned during the period.

Equity in Income of Non-consolidated Affiliates

Income and losses reported in Equity in income of non-consolidated affiliates are derived from our ownership interest in Blue Diamond Parts (“BDP”), BDT, and twelve other partially-owned affiliates. We reported $99 million of income in 2006 as compared to $90 million in 2005 with a majority of the income in both years being derived from BDP. For more information, see Note 9, Investments in and advances to non-consolidated affiliates, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Income Taxes

Income tax expense was $94 million in 2006 as compared to $6 million in 2005. Our Income tax expense in each year is affected by various factors, including adjustments to deferred tax asset valuation accounts, research and development credits, Medicare reimbursements, and other items. For additional information about these items, see Note 13, Income taxes, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Net Income and Earnings Per Share

For the year ended October 31, 2006, we recorded Net income of $301 million, an improvement of $162 million as compared to the prior year.

Diluted earnings per share for 2006 was $4.12, calculated on approximately 74.5 million shares. For 2005, our diluted earnings per share was $1.90, calculated on approximately 76.3 million shares. Diluted shares reflect the impact of our convertible securities including common stock options, convertible debt, and exchangeable debt in accordance with the treasury stock and if-converted methods. For further detail on the calculation of diluted earnings per share, see Note 19, Earnings (loss) per share, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Results of Operations for 2005 as Compared to 2004

	2005	2004	Change
(in millions, except per share data)

Sales and revenues, net	$12,124	$9,678	$2,446

Costs of products sold	10,250	8,268	1,982
Selling, general and administrative expenses	1,067	939	128
Engineering and product development costs	413	287	126
Interest expense	308	237	71
Other expenses, net	31	18	13

Total costs and expenses	12,069	9,749	2,320
Equity in income of non-consolidated affiliates	90	36	54

Income (loss) before income tax	145	(35)	180
Income tax expense	(6)	(9)	3

Net income (loss)	$139	$(44)	$183

Diluted earnings (loss) per share	$1.90	$(0.64)	$2.54

Sales and Revenues

In 2005, we grew net sales and revenues 25.3% as compared to 2004. This increase was attributed primarily to our Truck and Engine segments, which increased net sales and revenues by $1.8 billion and $0.6 billion, respectively, over 2004.

Our Truck segment was our largest segment as measured in net sales and revenues, representing 65.6% and 64.0% of total consolidated net sales and revenues for 2005 and 2004, respectively. Sales and revenue growth at this segment was 28.3% in 2005 as compared to 2004. In both 2005 and 2004, the Truck segment benefited from an increase in the overall “traditional” markets, which were experiencing an upswing in the cycle after rebounding from the bottom-of-the-cycle periods experienced in 2003 and immediately prior. This industry upswing was attributable, in part, to strong underlying economic growth and the need to replace aging fleets of trucks. Share gains in the bus and class 8 severe service markets compared to 2004 also contributed to sales growth at this segment. In 2005, the Truck segment’s bus, medium and severe service classes all led their markets with the greatest relative retail market share in each of their classes. Furthermore, price performance and growth in our “expansion” markets contributed, although to a lesser extent, to overall sales and revenue growth. Growth in our expansion markets was primarily the result of strength in the Mexican truck industry and other export markets.

Our Engine segment was our second largest segment in net sales and revenues with $3.2 billion and $2.6 billion in 2005 and 2004, respectively, reflecting an increase of 24.2% for 2005 as compared to 2004. During 2005, we acquired MWM, which expanded our customer base and contributed a majority of the 64,500 non-Ford customer unit growth compared to 2004. An increase in the relative ratio of diesel to gas trucks produced in the heavy duty pickup truck market to 71% in 2005 from 65% in 2004 provided a substantial increase in units shipped to Ford in North America compared to the prior year. In addition, the Engine segment also benefited from an increase in non-Ford OEM sales attributable to strength in the truck industry, and was further bolstered by improvements in our engine reliability and quality metrics compared to the prior year.

Our Parts segment grew net sales 12.2% in 2005 as compared to 2004. This growth was partially due to favorable economic factors that impacted the service parts industry, such as an increase in the amount of freight tonnage hauled and number of trucks in operation. Growth was further attributable to this segment’s ability to reach new markets. In 2005, 17 new dealer-owned or joint venture parts and service locations were opened, bringing the total locations in operation to 33 at October 31, 2005. In addition, the Parts segment grew net sales and revenues at existing locations. This was achieved by our ability to enhance the fleet customer experience and to expand product offerings that broadened our scope and distribution network.

Our Financial Services segment grew net revenues 10.6% in 2005 as compared to 2004. During 2005, proceeds from the sale of receivables, net of issuance costs, amounted to $1.9 billion and were attributable in part to strength in the truck industry. Also contributing to revenue growth was a more attractive purchase financing environment for equipment users influenced by lower net interest rates, greater industry sales incentives, and a stronger used vehicle market. This shift from a strong operating lease environment to a purchase financing environment was evidenced by a decrease in rental income of 31.5% in 2005 compared to 2004.

Costs and Expenses

Costs of products sold increased 24.0% for 2005 as compared to 2004. As a percentage of net sales of manufactured products, Costs of products sold decreased to 86.7% in 2005 from 88.1% in 2004. Included in Costs of products sold are product warranty costs and postretirement expense. Product warranty costs, excluding extended warranty program costs and net of vendor recoveries, were $372 million in 2005 and $389 million in 2004. Postretirement expense, included in Costs of products sold, inclusive of company 401(k) contributions were $75 million in 2005 and $78 million in 2004. Apart from warranty costs, excluding extended warranty program costs and net of vendor recoveries, and postretirement expense, Costs of products sold as a percentage of net sales of manufactured products decreased slightly to 82.9% in 2005 from 83.1% in 2004. A combination of design changes, material substitution, resourcing, global sourcing, and price performance offset a steady rise in commodity and direct material costs. In addition, we also experienced decreases in our product liability and asbestos-related expenses in 2005 as compared to 2004.

The decrease in product warranty costs, excluding extended warranty program costs and net of vendor recoveries, of $17 million in 2005 as compared to 2004 was primarily the result of lower expenses associated with 2005 model-year products at the Truck and Engine segments, partially offset by the impact of higher volumes. In 2005, we incurred $110 million of product warranty costs associated with adjustments to pre-existing warranties. These adjustments reflect changes in our estimate of warranty costs for sales recognized in prior years. Approximately $74 million of the $110 million was expensed at the Engine segment and $36 million was expensed at the Truck segment.

In 2004, product warranty costs, excluding extended warranty program costs and net of vendor recoveries, at the Engine segment were $227 million, or $54 million higher than 2005. These higher costs were associated with the launch of our 2004 emissions-compliant engines. In 2005, significant resources were dedicated to mitigating warranty claims and controlling the quality of the 2004 emissions-compliant engines. As a result, net warranty costs were significantly improved in 2005 as compared to 2004. Increases in volumes at the Engine segment in 2005 as compared to 2004 also had the effect of increasing warranty costs, as costs are accrued per unit based on expected warranty claims that incorporate historical information and forward assumptions about the nature, frequency, and average cost of warranty claims. We accrue warranty related costs under standard warranty terms and for out-of-policy claims. For more information regarding warranty costs, see Note 1, Summary of significant accounting policies, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K. Product warranty costs, excluding extended warranty program costs and net of vendor recoveries, at the Truck segment were $194 million in 2005, an increase of $38 million compared to the prior year. This increase was primarily attributable to increased volumes at the Truck segment in 2005 compared to 2004 as well as higher levels of out-of-policy claims.

In 2005, total postretirement expenses, inclusive of company 401(k) contributions, were $246 million, relatively unchanged from the $237 million incurred in 2004. Generally, postretirement expenses are included in Costs of products sold, Selling, general and administrative expenses, and Engineering and product development costs, at approximately 30%, 65%, and 5% of total expenses, respectively. Included in these expenses are lower costs associated with the Medicare subsidy, which was applied in 2004, as well as lower annual expenses associated with a longer amortization period on our hourly non-contributory plan. The longer amortization period was the result of a 2002 early-retirement program that indirectly resulted in an increase in the remaining service period of the remaining plan participants. For more information regarding the Medicare subsidy, see Note 11, Postretirement benefits, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Direct costs were also impacted by industry-wide increases in commodity and fuel prices, which affected the Truck, Engine, and Parts segments. Costs related to steel, precious metals, resins, and petroleum products increased in 2005 and 2004, as compared to the respective prior year. However, we generally have been able to mitigate the effects by our efforts to reduce costs through a combination of design changes, material substitution, resourcing, global sourcing, and price performance.

Selling, general and administrative expenses increased 13.6% in 2005 as compared to 2004. This increase was primarily a result of the acquisition of four Dealcor facilities in 2005. In addition, increases in Selling, general and administrative expenses were also attributable to the acquisition of MWM in the second quarter of 2005, and to a lesser degree, WCC in the fourth quarter of 2005. Selling, general and administrative expenses also include a portion of the total postretirement expense. This total declined slightly in 2005 from 2004 levels. However, our growth in net sales and revenues continued to outpace the increases in Selling, general and administrative expenses. As such, our ratio of Selling, general and administrative expenses to net sales and revenues improved by approximately one percentage point to 8.8% in 2005 from 9.7% in 2004. It is typical that we will experience an improvement in this ratio in “traditional” market industry upswing years, and the inverse in downturn years.

Engineering and product development costs increased 43.9% in 2005 as compared to 2004. Engineering and product development costs were primarily incurred by our Truck and Engine segments for innovation and cost reduction, and to provide our customers with product and fuel-usage efficiencies. In 2005, a significant amount of our Engineering and product development costs were incurred for the purpose of making significant improvements in the quality and reliability of our 2004 emissions-compliant engines and vehicles. Engineering and product development costs incurred at our Engine segment increased $72 million or 57.1% in 2005 as compared to the prior year. This increase was due primarily to our improving the quality of our 2004 emissions-compliant engines. The result of these efforts was greater reliability, higher quality, and a decrease in 2005 warranty cost, that lowered the Costs of products sold at this segment. During 2005, we incurred a higher level of costs than in 2004 associated with the development of the MaxxForce Big-Bore engine line and our 2007 emissions-compliant products. Engineering and product development costs incurred at the Truck segment were $54 million or 36.2% higher in 2005 as compared to 2004, due primarily to the development of our ProStar class 8 long-haul truck. In addition, we also incurred higher costs in 2005 than in 2004 related to the development of our 2007 emissions-compliant products.

Interest expense increased 30.0% in 2005 as compared to 2004. Approximately half of this increase was a result of higher debt levels by our manufacturing operations. The remainder of the increase was incurred by our Financial Services segment from a combination of increased levels of funding and higher interest rates on existing debt. For more information, see Note 10, Debt, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Other (income) expenses, net amounted to $18 million of expense in 2004, which included a $30 million payment from Ford due to the discontinuance of a product program of which recognition of the income occurred upon expiration of a contingency provision. Other (income) expenses, net in 2005 amounted to $31 million of expense.

Equity in Income of Non-consolidated Affiliates

Income and losses reported in Equity in income of non-consolidated affiliates are derived from our ownership interest in BDP, BDT, and eight other partially-owned affiliates. We reported $90 million of income in 2005 as compared to $36 million in 2004. A significant reason for the change is that in 2004 we recorded a $27 million loss on an investment when we discontinued purchasing certain engine components from one of our non-consolidated affiliates and agreed to reimburse the affiliate for the unamortized value of related equipment. For more information, see Note 9, Investments in and advances to non-consolidated affiliates, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Income Taxes

Income tax expense was $6 million in 2005 as compared to $9 million in 2004. Our Income tax expense in each year is affected by various factors, including adjustments to deferred tax asset valuation accounts, research and development credits, Medicare reimbursements, and other items. For additional information about these items, see Note 13, Income taxes, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Net Income and Earnings Per Share

For the year ended October 31, 2005, we recorded Net income of $139 million, an improvement of $183 million as compared to the prior year.

Diluted earnings per share for 2005 was $1.90, calculated on approximately 76.3 million shares. For 2004, our diluted loss per share was $0.64, calculated on approximately 69.7 million shares. Diluted shares reflect the impact of our convertible securities including common stock options, convertible debt, and exchangeable debt in accordance with the treasury stock and if-converted methods. The increase of approximately 7 million diluted shares in 2005 as compared to 2004 was primarily the result of including the dilutive effect of stock options in 2005 that were excluded from the 2004 calculation because they would have had an anti-dilutive effect. For further detail on the calculation of diluted earnings per share, see Note 19, Earnings (loss) per share, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Segment Results of Operation

The following sections analyze operating results as they relate to our four industry segments.

Truck Segment

The Truck segment manufactures and distributes a full line of class 4 through 8 trucks and buses in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum, and student transportation markets under the International and IC brands. We also produce chassis for motor homes and commercial step-van vehicles under the WCC brand.

The following tables summarize our Truck segment’s financial and key operating results for the years ended October 31:

	2006	2005	Change	2004	Change
			2006/2005		2005/2004
(in millions)

Segment sales	$9,773	$7,947	$1,826	$6,195	$1,752
Segment profit (loss)	454	142	312	(17)	159

	Company Chargeouts (In Units)(A)
	2006	2005	Change		2004	Change
			2006/2005			2005/2004

“Traditional” Markets (U.S. and Canada)
School buses	19,500	17,600	1,900		16,200	1,400
Class 6 and 7 medium trucks	46,600	43,200	3,400		40,800	2,400
Class 8 heavy trucks	43,400	36,800	6,600		29,000	7,800
Class 8 severe service trucks	20,400	18,600	1,800		13,600	5,000

Sub-total combined class 8 trucks	63,800	55,400	8,400		42,600	12,800

Total “Traditional” Markets	129,900	116,200	13,700		99,600	16,600
Total “Expansion” Markets	18,700	13,600	5,100		9,200	4,400

Total Worldwide Units	148,600	129,800	18,800		108,800	21,000

	2006	2005	Change		2004	Change

Worldwide Order Backlog (in units)	43,900	27,800	16,100		27,900	(100)
“Traditional” Markets Overall U.S. and Canada Market Share(B)	26.7%	27.0%	(0.3ppt	)	28.1%	(1.1ppt	)

(A)	Chargeouts are defined by management as trucks that have been invoiced, with units held in dealer inventory representing the difference to arrive at retail deliveries.

(B)	Based on market-wide information from Wards Communications and R.L. Polk & Co.

Truck Segment Sales

In 2006 and 2005, the Truck segment grew net sales 23.0% and 28.3% over the prior year, respectively. Net sales growth was primarily the result of a strong retail industry and corresponding unit growth among the four main vehicle classes that we serve: bus, class 6 and 7 medium, heavy, and severe service trucks. In addition, new truck pricing performance and growth in our expansion markets also drove net sales growth, although to a lesser extent.

The “traditional” markets, which we define as U.S. and Canadian class 6 through 8 trucks and buses, are subject to considerable volatility, but operate in a cyclical manner typically spanning 5 to 10 year periods from peak-to-peak. Key economic indicators that point to growth in the truck industry such as gross domestic product, industrial production, and freight tonnage hauled were strong in 2006 and 2005 compared to historical levels. In turn, we observed that the industry, which experienced an upswing in 2006 and 2005 after rebounding from the bottom-of-the-cycle periods experienced in 2003 and immediately prior, reached a peak in the cycle in 2006 at 454,500 retail units. Strongly influencing this trend was the industry-wide increase in demand for vehicles containing the pre-2007 emissions-compliant engines ahead of the implementation of those stricter engine emissions requirements. Industry retail units delivered in 2006 were 9.7% higher than 2005 industry retail units of 414,500 and retail units delivered in 2005 were 20.3% higher than 2004 retail units of 344,700. “Traditional” market retail deliveries are categorized by relevant class in the table below. The Truck segment participated in this industry strength and grew “traditional” market sales units by 13,700 units, or 11.8%, and 16,600 units, or 16.7%, in 2006 and 2005, respectively, as shown in the above table.

The following table summarizes industry retail deliveries, in the “traditional” truck markets in the U.S. and Canada, in units, according to Wards Communications and R.L. Polk & Co., for the years ended October 31:

	Truck Industry Retail Deliveries
	(In Units)
	2006	2005	2004

“Traditional” Markets (U.S. and Canada)
School buses	28,600	27,100	26,200
Class 6 and 7 medium trucks	110,100	104,500	99,200
Class 8 heavy trucks	232,300	210,700	164,200
Class 8 severe service trucks	83,500	72,200	55,100

Sub-total combined class 8 trucks	315,800	282,900	219,300

Total “Traditional” Truck Markets	454,500	414,500	344,700

The following table summarizes our retail delivery market share percentages, for the years ended October 31:

	2006	2005	2004

“Traditional” Markets (U.S. and Canada)
School buses	64.0%	64.5%	61.0%
Class 6 and 7 medium trucks	40.0	39.5	40.3
Class 8 heavy trucks	17.1	17.1	17.1
Class 8 severe service trucks	23.2	23.8	23.2
Sub-total combined class 8 trucks	18.7	18.8	18.6
Total “Traditional” Truck Markets	26.7	27.0	28.1

We view retail market share as a key metric that allows us to obtain a quantitative measure of our relative competitive performance in the marketplace. This metric is one of many which we rely upon to determine performance. Our focus on market share is concentrated, in general, on the individual performance of the classes that comprise our “traditional” truck markets. An output of this is a consolidated traditional truck market share figure, which is subject to the effects of portfolio mix and, as such, is a less meaningful metric for us to determine overall relative competitive performance.

In 2006, our bus, medium, and severe service classes all led their markets with the greatest retail market share in each of their classes. Our strategy is to maintain and grow these market share positions while aggressively pursuing market share gains in the heavy truck class, the class in which we have the lowest market share. Beginning in 2004, we demonstrated our long-term commitment to the heavy truck market by announcing our intention to develop and manufacture the ProStar class 8 long-haul truck, our first redesign of this class model in over 35 years. Our reengagement in this class allowed us to maintain market share, establish scale and supplier relationships, and set the stage for the introduction of the ProStar truck, which was placed into production in January of 2007, as well as the LoneStar class 8 tractor, which was unveiled to the public at the Chicago International Auto Show in February 2008. As a result, our class 8 heavy truck market share remained constant throughout the reporting period after an increase of over 3 points from 2003 levels. Market share in the bus class of 64.0% in 2006 and 64.5% in 2005 was primarily attributable to our distribution strategy and our on-going efforts to further engage and support our dealer and customer networks. These strategies were implemented in 2004 in an attempt to regain market share lost to competitive pricing pressures, the result of which was market share gains in 2006 and 2005 beyond 2004 levels. Market share in class 6 and 7 medium declined to 39.5% in 2005 from 40.3% in 2004 as a result of aggressive pricing strategies by competitors and new entrants into this class. During 2005, we adjusted our pricing and profitability strategies in response to aggressive competition from Ford, PACCAR, Inc., and Hino (a subsidiary of Toyota). As a result, we regained a portion of the market share in class 6 and 7 medium, which was 40.0% in 2006. Our severe service class market share fell 0.6 points in 2006 as compared to 2005 and remained flat with 2004, amidst moderate industry growth driven by residential and non-residential construction spending and federal transportation spending on highways, bridges, and development and safety public works. We were able to maintain market share in excess of 23% in this class in 2006 by targeting these sectors and heavily supporting our dealer network.

Net sales grew in our “expansion” markets, which include Mexico, international export, military, recreational vehicles and other truck, and bus classes. During 2006, the Mexican truck market grew 15.9% compared to the prior year and experienced 28.3% growth in 2005 as compared to 2004. During this time, we maintained a market share of between approximately 27.3% and 29.4%. New products such as the Low-Cab Forward (“LCF”) vehicle, class 4 and 5 small bus, and our RV products, as well as our entrance into the military market contributed moderately to sales growth during this time. During 2006, we more than doubled the unit shipments sold through our military sales group as compared to 2005. It is our strategy to grow in these “expansion” markets aggressively in future periods. Pricing also contributed to sales growth in 2006 and 2005 as compared to 2004, to a lesser extent. In general, favorable pricing performance has allowed us to recover some increases in commodity and direct material costs as well as costs associated with emissions compliance.

Truck Segment Profit

The Truck segment increased profitability in 2006 by $312 million to $454 million from a profit of $142 million in 2005, and a loss of $17 million in 2004. This growth was attributable to our ability to achieve net cost reductions in manufacturing and material costs and to deliver margin benefits associated with the absorption of fixed manufacturing costs over higher volumes. Our Costs of products sold decreased to 84.5% in 2006 from 87.4% in 2005 as a percentage of net sales of manufactured products. Warranty costs, excluding extended warranty program costs and net of vendor recoveries, are included in Costs of products sold. Generally, we offer one- to five-year warranty coverage for our trucks, although the terms and conditions can vary. In addition, in an effort to strengthen and grow relationships with our customer base, we may incur warranty costs for claims that are outside of the contractual obligation period. Warranty costs, excluding extended warranty program costs and net of vendor recoveries, incurred at the truck segment were $167 million, $194 million, and $156 million in 2006, 2005, and 2004, respectively. In 2005, we incurred higher levels of warranty costs than in either 2006 or 2004, primarily attributed to the launch of 2004 emissions-compliant trucks and standard coverage terms, claims outside of the contractual obligation period, as well as some minor recalls that impacted warranty costs. Total postretirement benefits expense incurred by the Truck segment, which includes active and retiree pensions, healthcare benefits, and 401(k) contributions, were $120 million, $131 million, and $113 million in 2006, 2005, and 2004, respectively. Other than warranty costs and postretirement expenses, Costs of products sold for the Truck segment grew at a rate slightly less than the rate of sales growth in 2006. This margin improvement was primarily attributable to increased selling prices while maintaining material costs and fixed costs.

In addition to providing efficiencies in our manufacturing process, our strategic relationships also contribute product design and development benefits. In the 2006, 2005, and 2004, the Truck segment’s Engineering and product development costs approximated $205 million, $203 million, and $149 million, respectively. Approximately half of our total consolidated Engineering and product development costs were incurred at the Truck segment in 2004 through 2006. During this time, our top developmental priority was establishing our ProStar class 8 long-haul trucks and developing our 2007 engine emissions-compliant vehicles, both of which required significant labor, material, outside engineering, and prototype tooling. Besides innovation, we also focus resources on continuously improving our existing products as a means of streamlining our manufacturing process, keeping down warranty costs, and providing our customers with product and fuel-usage efficiencies.

Selling, general and administrative expenses were $728 million, $606 million, and $516 million in 2006, 2005, and 2004, respectively. Increases in Selling, general and administrative expenses were attributable to the net addition of Dealcor facilities added in 2006, 2005, and 2004, as well as the integration of WCC in the fourth quarter of 2005, segment overhead and infrastructure enhancements in support of higher sales levels, and a portion of postretirement benefit expense. During this time, our relative ratio of Selling, general and administrative expenses to net sales and revenues improved to 7.4% in 2006 and 7.6% in 2005 from 8.3% in 2004.

Engine Segment

The Engine segment designs and manufactures diesel engines across the 50 through 375 horsepower range for use in our class 6 and 7 medium trucks, buses, and selected class 8 heavy truck models. Additionally, we produce diesel engines for other OEM customers, principally Ford, and diesel engines for various industrial and agricultural applications and produce engines for WCC, LCF, and class 5 vehicles. Furthermore, the Engine segment has made a substantial investment, together with Ford, in the BDP joint venture that is responsible for the sale of service parts to our OEM customers.

The following table summarizes our Engine segment’s financial results and sales data for the years ended October 31:

	2006	2005	Change	2004	Change
			2006/2005		2005/2004
(in millions)

Segment sales	$3,472	$3,206	$266	$2,581	$625
Segment loss	(97)	(179)	82	(208)	29
Sales data (in units):
OEM sales	421,300	444,500	(23,200)	357,400	87,100
Intercompany sales	98,400	78,100	20,300	74,800	3,300

Total sales	519,700	522,600	(2,900)	432,200	90,400

Engine Segment Sales

The Engine segment continues to be our second largest segment as measured in net sales and revenues, representing 24.4% and 26.4% of total consolidated net sales and revenues for 2006 and 2005, respectively. The Engine segment grew dollar sales by 8.3% in 2006 and 24.2% in 2005 compared to the respective prior year, driven primarily by favorable unit volume product mix. A total of 519,700 units were sold during 2006, which amounted to a slight decrease of 2,900 units compared to 2005. Despite an increase in dieselization rate, the ratio of diesel to gas trucks produced in the heavy duty pickup truck market, total units shipped to Ford in 2006 declined by 40,200 units. This decline was the result of Ford reducing its purchasing requirements. While units shipped to Ford declined by 11.3% in 2006 compared to the prior year, the integration of MWM units had a further dilutive effect upon the relative participation of Ford as compared to total units. Sales of engines to Ford represented 61% of our unit volume in 2006 and 68% of our unit volume in 2005, which compared to 76% for 2004. Sales to non-Ford customers, including intercompany sales, increased approximately 37,300 units in 2006 compared to 2005 largely attributed to a full year integration of MWM, which we acquired in April of 2005. The acquisition of MWM makes us the leading diesel engine manufacturer in South America. Intercompany units sold to our Truck and Parts segments grew by 20,300 units compared to the prior year, driven by overall demand in the truck industry. Intercompany sales between segments are eliminated upon consolidation of financial results.

Total unit sales for 2005 grew 90,400 units compared to 2004. Unit shipments to Ford in 2005 were 25,900 higher than 2004 due to an increase in dieselization rate in the heavy duty pickup truck market. In addition, units shipped to Ford in 2003 were depressed in anticipation of the launch of a new emissions-compliant engine introduced in 2004. Intercompany units sold to the Truck and Parts segments and units sold to other OEM customers, besides Ford, grew in 2005 by 64,500 units driven by increased demand in the overall truck industry.

Engine Segment Loss

Losses for the Engine segment were $97 million in 2006, $179 million in 2005, and $208 million in 2004, despite progressive increases in net sales and revenues throughout the reporting period ended October 31, 2006. These losses were reduced by income from our Equity in income of non-consolidated affiliates, primarily the BDP joint venture. Segment losses were attributed to numerous factors, including increased warranty costs, ongoing engineering and product development costs, escalating raw material costs, increased selling, general and administrative expenses, and, in 2005, an asset impairment. In 2006, gross margin improved 2.2 percentage points as compared to 2005, and 2005 improved by 4.8 percentage points compared to 2004. These improvements were attributed to elevated volume levels, and decreased new product introduction costs. 2004 was the first year for 2004 emissions-compliant engines, and significant manufacturing modifications were required to build and assemble the newly designed engines. In addition, in 2006 we focused on more cost effective methods of production, material procurement, and the addition of the MWM engine business in South America.

Warranty costs, net of vendor recoveries, in 2006 approximated $129 million compared to $173 million in 2005 and $227 million in 2004. Our focus during 2006 and 2005 was to correct for certain performance and design issues with the 2004 emissions-compliant engines, which allowed us to provide greater reliability and higher quality performance. The result of these improvements was a more reliable and better performing engine along with a corresponding reduction in our service cost requirements and a decrease in our per unit warranty costs. As reported in Note 16, Commitments and contingencies, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K, due to our disagreement with Ford over our obligation to share warranty costs, we have not recorded any additional amounts in our warranty accrual for engine sales to Ford since July 31, 2005. Amounts previously recorded, prior to July 31, 2005, have not been reversed, even though we believe we may not be legally required to make any payments.

Engineering and product development has been and will continue to be a significant component of our Engine segment. We continue to focus substantial effort on the development of fuel efficient engines with enhanced performance and reliability while meeting or exceeding stricter emissions compliance requirements. Beginning in 2002 and continuing throughout 2003, these efforts were primarily directed toward the development of an emissions-compliant diesel engine that met strict 2004 U.S. EPA standards. The emissions requirements that came into effect in 2004 required a significant effort on our part. Engineering and product development costs for 2006, 2005, and 2004, were $230 million, $198 million, and $126 million, respectively. In total, during the three-year period ended October 31, 2006, the Engine segment incurred over $550 million for engineering and product development resources directed towards providing our customers with enhanced product improvements, innovations, and value while improving the reliability and quality of our 2007 emissions-compliant engines. The Engine segment’s Engineering and product development costs represented approximately half of our total consolidated Engineering and product development costs for the period 2004 through 2006. Beginning in 2005, our top developmental priorities focused on further design changes to our 2004 diesel engines, the creation of next generation emissions-compliant engines for introduction in 2007, and the establishment of our MaxxForce brand engines. Each of these developments required significant resources, outside engineering assistance, and prototype tooling. We introduced the next generation emissions-compliant engine late in 2006 and have already begun development on new products that will meet the requirements of the 2010 emissions regulations.

We try to anticipate price increases for the purchase of component parts used in the production of our engines. In certain instances, we are able to pass commodity price increases on to our customers if our contracts contain escalation clauses. During the four-year period ended October 31, 2006, we were exposed to commodity price increases, particularly for aluminum, copper, precious metals, resins, and steel. In addition to the commodity price increases, we also observed increases in fuel prices that contributed to higher transportation costs for the delivery of these component parts. Generally, we were able to offset some of these increases through pricing. However, we were unable to pass on many of these increases to Ford, our single largest customer. Subsequent to 2005, we renegotiated our contract with Ford to provide terms beneficial to both parties.

Selling, general and administrative expenses were $177 million in 2006, $146 million in 2005, and $108 million in 2004. Selling, general and administrative expenses increased $31 million for 2006 when compared to 2005 primarily as a result of absorbing a full year of additional expense attributed to MWM and increased legal expense primarily related to the litigation with Caterpillar, Inc. (“Caterpillar”). In August 2006, we settled all pending litigation with Caterpillar and entered into a new ongoing business relationship that included new licensing and supply agreements. For additional information, see Note 16, Commitments and contingencies, to the accompanying financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Portions of the total postretirement benefits expense are included in our Costs of products sold, Selling, general and administrative expenses, and Engineering and product development costs. Total postretirement benefits expense incurred by the Engine segment, which includes active and retiree pensions and other healthcare benefits, was $56 million, $53 million, and $43 million in 2006, 2005, and 2004, respectively.

The Engine segment has made substantial investments in various affiliated entities and joint ventures. The most significant Engine segment joint venture in terms of income is BDP. We account for BDP and the other entities using the equity method of accounting and our percentage share of the income associated with these affiliates amounted to $92 million in 2006, $82 million in 2005, and $30 million in 2004. In 2004, income from these affiliates amounted to $57 million but was offset by a $27 million loss on investment associated with our decision to discontinue purchasing certain engine components from SDST and our agreement to reimburse SDST for the unamortized value of the related equipment.

Parts Segment

The Parts segment provides customers with parts needed to support our International truck and engine lines, International Military Group, IC buses, WCC lines, and the MaxxForce engine lines. In addition, the Parts segment provides customers with a wide selection of standard truck, engine, and trailer aftermarket parts. We operate 11 distribution centers strategically located within North America. Through this network we deliver service parts to dealers and customers throughout the U.S., Canada, and Mexico, as well as to over 50 countries around the world.

The following table summarizes our Parts segment’s financial results for the years ended October 31:

	2006	2005	Change	2004	Change
			2006/2005		2005/2004
(in millions)

Segment sales	$1,516	$1,373	$143	$1,224	$149
Segment profit	281	278	3	236	42

Parts Segment Sales

In 2006 and 2005, the Parts segment delivered sales growth of 10.4% and 12.2%, respectively, due primarily to the execution of our strategies, and in collaboration with our dealers, to increase our penetration in existing markets, to expand into additional product lines, and to grow with new and current fleets. The parts aftermarket is a highly competitive, mature industry where improvements in new truck reliability and durability and new technologies have extended truck-repair and maintenance cycles, limiting the growth of the parts market. We have focused our strategies on growing our sales through our dealer channels.

Our extensive dealer channels provide us with an advantage in serving our customers. Goods are delivered to our customers either through one of our parts distribution centers or through direct shipment from our suppliers for parts not generally stocked at our distribution centers. Our distribution network supports dedicated parts sales teams within the U.S., Canada, and Mexico, as well as three national account teams focused on large fleet customers, a global export team, and a government and military team. In conjunction with the Truck sales and technical service group, we provide an integrated support team that works to find solutions to support our customers, who include dealers, fleets, other OEM, and government purchasers of service parts.

Parts Segment Profit

For 2006 and 2005, profits grew by 1.1% and 17.8%, respectively. In 2006, we continued to experience escalation in direct costs resulting from increases for steel, resins, and petroleum-based products, which have contributed to cost pressures across the industry. Additionally, our continued focus on increasing our presence within the competitive national fleet market also affected our margins, as much of our volume growth during the year was related to lower margin product lines such as standard aftermarket and maintenance related parts. Our profit growth in 2005 as compared to 2004, was driven primarily by the increased volume, coupled with our ability to increase the mix of proprietary products as demand for our trucks and engines increased. In

2005, we also continued to manage the impact of cost increases within the industry in conjunction with our suppliers and customers.

Our relative ratio of Selling, general and administrative expenses to net sales and revenues was approximately 10.6% in 2006 compared to the 2005 ratio of 10.2%. This increase is attributed to our investment in new business opportunities and an increased focus on customer support. In order to support our strategy for growing the national fleet business, we expanded our sales programs to increase our direct contact with potential customers. Additionally, to improve our position in the Western region and service our customers more effectively, we initiated a distribution expansion project within the region, completed in 2007, which resulted in two new facilities.

Financial Services Segment

The Financial Services segment provides wholesale, retail, and lease financing to support sales of new and used trucks sold by us and through our dealers in the U.S. and Mexico. This segment also finances our wholesale accounts and selected retail accounts receivable. Sales of new products (including trailers) by OEMs are also financed regardless of whether designed or customarily sold for use with our truck products.

The following table summarizes this segment’s financial results for the years ended October 31:

	2006	2005	Change	2004	Change
			2006/2005		2005/2004
(in millions)

Segment revenues	$463	$397	$66	$359	$38
Segment profit	145	135	10	132	3

In 2006, the Financial Services segment grew net revenues by 16.6% compared to the prior year with strong growth in finance interest revenue offsetting decreases in rental income. Financial Services revenues include revenues from retail notes and finance leases, operating lease revenues, wholesale notes and retail and wholesale accounts, and securitization income. Net revenues in 2006 were higher as compared to 2005 from the combined impact of higher market interest rates to customers and improved note and lease originations and the associated fees. This growth was partially offset by decreases in rental income on operating leases, which were down 26.0% compared to 2005. The decline in rental income reflects a shift towards a more attractive purchase financing environment for equipment users resulting from higher customer incentives, a stronger used vehicle market, and lower interest rates. Additionally, the Financial Services segment received proceeds from the sale of receivables, net of issuance costs, of $1.6 billion in 2006.

Financial Services revenues increased in 2005 as compared to 2004, reflecting steady interest rates and a marginal decrease in note and lease originations. Furthermore, rental income on operating leases declined 31.5% compared to the prior year, also as a result of a shift in customer movement towards a more attractive purchase financing environment. Despite these factors, the segment experienced profit growth in 2006 and 2005 as compared to the prior year as depreciation expense, Selling, general and administrative expenses, and property taxes declined.

The Financial Services segment also receives interest income from the Truck and Parts segments and corporate relating to financing of wholesale notes, wholesale accounts, and retail accounts. The Financial Services segment receives interest income at agreed upon interest rates applied to the average outstanding balances less interest amounts paid by dealers on wholesale notes. This income is eliminated upon consolidation of financial results. Substantially all revenues earned on wholesale accounts and retail accounts are received from other segments. Aggregate interest revenue provided by the Truck and Parts segments and corporate was $142 million in 2006, $100 million in 2005, and $65 million in 2004.

We may be liable for certain losses on finance receivables and investments in equipment on operating leases and may be required to repurchase the repossessed collateral at the receivable principal value. In 2006, 2005, and 2004, losses totaled $3 million, $3 million, and $5 million, respectively.

Contractual maturities of finance receivables for our Financial Services segment as of October 31, 2006 are summarized as follows:

				Due from
	Retail	Finance	Wholesale	Sale of
	Notes	Leases	Notes	Receivables
(in millions)

Due in:
2007	$1,193	$108	$375	$707
2008	974	88	—	—
2009	779	79	—	—
2010	519	70	—	—
2011	265	64	—	—
Thereafter	69	6	—	—

Gross finance receivables	3,799	415	375	707
Unearned finance income	(365)	(64)	—	—

Finance receivables, net of unearned income	$3,434	$351	$375	$707

Investments in operating leases for our Financial Services segment at October 31 were as follows:

	2006	2005
(in millions)

Equipment held for or under leases	$156	$198
Less: Accumulated depreciation	(60)	(88)

Equipment held for or under lease, net	96	110
Net rent receivable	1	1

Net investment in operating leases	$97	$111

Future minimum rental income from investments in operating leases for our Financial Services segment as of October 31, 2006 is as follows:

(in millions)

2007	$19
2008	18
2009	16
2010	10
2011	5
Thereafter	2

Liquidity and Capital Resources

Cash Requirements

The company generates cash flow primarily from the sale of trucks, diesel engines, and service parts. In addition, we generate cash flow from product financing provided to our dealers and retail customers by the Financial Services segment. It is our opinion that, in the absence of significant unanticipated cash demands, current and forecasted cash flow from our manufacturing operations, financial services operations, and financing capacity will provide sufficient funds to meet anticipated operating requirements, capital expenditures, equity investments, and strategic acquisitions. We also believe that collections on the outstanding receivables portfolios as well as funds available from various funding sources will permit the financial services operations to meet the financing requirements of our dealers and retail customers. The manufacturing operations are generally able to access sufficient sources of financing to support our business plan.

Sources and Uses of Cash

	For the Years Ended October 31
	2006	2005	2004
(in millions)

Net cash provided by (used in) operating activities	$(254)	$275	$298
Net cash provided by (used in) investing activities	(497)	(1,081)	238
Net cash provided by (used in) financing activities	1,056	996	(375)
Effect of exchange rate changes on cash and cash equivalents	23	36	1

Increase in cash and cash equivalents	328	226	162
Cash and cash equivalents at beginning of year	829	603	441

Cash and cash equivalents at end of year	$1,157	$829	$603

Outstanding capital commitments	$39	$31	$60

Cash Flow from Operating Activities

Cash used in operating activities was $254 million for 2006 compared with cash provided by operating activities of $275 million for 2005 and $298 million for 2004. The increase in cash used in operating activities for 2006 compared to 2005 was due primarily to an increase in operating assets, which was partially offset by an increase in net income. Cash paid during the year for interest, net of amounts capitalized, was $427 million in 2006 versus $296 million in 2005. The increase was due in part to higher average interest rates in 2006 versus 2005 in conjunction with higher total debt levels in 2006 compared with 2005. During 2006, $53 million was paid for certain professional fees associated with the 2005 audit and re-audit of periods prior to 2005, consulting and legal fees related to the preparation of our public filing documents, and documentation and assessment of internal control over financial reporting. Cash paid during the year for income taxes, net of refunds, was $54 million higher in 2006 as compared to 2005 primarily due to increased income in jurisdictions in which we have no loss carryforwards available. The decrease in operating cash flows for 2005 compared with 2004 was primarily due to a higher net income offset by unfavorable changes in net operating assets and liabilities.

Net income increased to $301 million for 2006 compared with net income of $139 million in 2005 and a net loss of $44 million in 2004. The net change in operating assets and liabilities was due primarily to continued growth in receivables and, to a lesser extent, payables. The increase in receivables in 2006 compared with 2005 was due primarily to an increase in the overall traditional markets and the pre-buy of 2006 vehicles prior to the introduction of the 2007 emissions-compliant vehicles. The increase in receivables in 2005 compared with 2004 was primarily due to a strong retail industry and our positive trends in market share.

Cash Flow from Investing Activities

Cash used in investing activities was $497 million for 2006 compared with $1.1 billion used in investing activities in 2005 and $238 million provided by investing activities in 2004. The decrease in cash used in investing activities for 2006 compared with 2005 was a result of fewer acquisitions in 2006 and a smaller net reduction in restricted cash and cash equivalents compared with 2005. The increase in cash used in investing activities for 2005 compared with 2004 was due primarily to the acquisitions of MWM and WCC and higher restricted cash and cash equivalents balances, partially offset by higher net sales or maturities of marketable securities.

Cash Flow from Financing Activities

Cash flow provided by financing activities was $1.1 billion for 2006 compared with net cash provided by financing activities of $996 million for 2005 and net cash used in financing activities of $375 million for 2004. The increase in cash provided by financing activities for 2006 compared with 2005 was due primarily to an increase in net proceeds from the issuance of long-term debt and higher revolving borrowings under the revolving portion of NFC’s $1.2 billion credit facility. The increase in cash provided by financing activities for 2005 compared with 2004 was due primarily to an increase in net proceeds from the issuance of securitized debt in our financial services operations and lower principal payments on debt, partially offset by a decrease in revolving debt borrowings.

Debt

We experienced a significant change in our debt composition after October 31, 2005. As a result of the delay in filing NIC’s 2005 Annual Report on Form 10-K and subsequent filings, the majority of NIC’s public debt went into default in the first several months of calendar year 2006, thereby giving the holders of that debt the right, under certain circumstances, to accelerate the maturity of the debt and to demand repayment. To provide for the timely repayment of that debt, for the smooth transition to a new capital structure, and in the event it became necessary to repay the holders of the public debt, NIC entered into a three-year $1.5 billion Loan Facility (“Loan Facility”) in February 2006. Throughout 2006, as described below, five different series of public notes were repaid using the proceeds of the Loan Facility.

The financial services operations, principally NFC, were affected by the delay in filing NIC’s and NFC’s 2005 Annual Reports on Form 10-K and subsequent filings. The principal impact was to create the possibility of a default in NFC’s $1.2 billion Credit Agreement (see below). NFC remedied this possibility by obtaining a series of waivers from lenders to the Credit Agreement, as more fully described below, and is not presently in default under this Credit Agreement.

Manufacturing operations debt

In January 2006, we received a notice from purported holders of more than 25% of our $220 million 4.75% Subordinated Exchangeable Notes due April 2009 asserting that we were in default of a financial reporting covenant under the indenture governing the Exchangeable Notes for failing to timely provide the trustee for the Exchangeable Notes an Annual Report on Form 10-K for the year ended October 31, 2005. On February 3, 2006, we received notices from BNY Midwest Trust Company, as trustee under the applicable indentures for each of the following series of our long-term debt: (i) 2.5% Senior Convertible Notes due December 2007, (ii) 9.375% Senior Notes due June 2006, (iii) 6.25% Senior Notes due March 2012, and (iv) 7.5% Senior Notes due June 2011, asserting that we were in default of a financial reporting covenant under the applicable indentures for failing to timely furnish the trustee a copy of our Annual Report on Form 10-K for the year ended October 31, 2005. In addition, on March 22, 2006, we received a notice of acceleration from holders of our $400 million 6.25% Senior Notes due March 2012.

Between March and August 2006, we used proceeds from the Loan Facility to repurchase or refinance our 9.375% Senior Notes due June 2006, 6.25% Senior Notes due March 2012, 7.5% Senior Notes due June 2011, 2.5% Senior Convertible Notes due December 2007, and/or our 4.75% Subordinated Exchangeable Notes due April 2009. In connection with the repurchase of such notes, we recognized a loss of $23 million during the year ended October 31, 2006 and recorded it in Other (income) expenses, net. Borrowings accrued interest at an adjusted London Interbank Offered Rate (“LIBOR”) plus a spread ranging from 475 to 725 basis points, based on our credit ratings from time to time. The spread was to have increased by an additional 50 basis points at the end of the twelve-month period following the date of the first borrowing and by an additional 25 basis points at the end of each subsequent six-month period, subject to further increases under certain other circumstances. The Loan Facility included restrictive covenants which, among other things, limited our ability to incur additional indebtedness, pay dividends, and repurchase stock. The Loan Facility also required that we maintain a fixed charge coverage ratio of not less than 1.1 to 1.0. Borrowings under the Loan Facility were guaranteed by International. The Loan Facility was subsequently amended on August 2, 2006, to permit borrowings under the Loan Facility through August 9, 2006, for the purpose of placing funds borrowed into an escrow account to subsequently repay, discharge, or otherwise cure by December 21, 2006, any existing default under our outstanding 2.5% Senior Convertible Notes due December 2007.

In March 2006, we borrowed an aggregate principal amount of $545 million under the Loan Facility to repurchase $276 million principal amount of our outstanding $393 million 9.375% Senior Notes due June 2006, $234 million principal amount of our outstanding $250 million 7.5% Senior Notes due June 2011, $7 million of our 9.375% Senior Notes due June 2006 held by our affiliate, and to pay accrued interest as well as certain fees incurred in connection with the Loan Facility and the repurchase of such Senior Notes. On March 7, 2006, we executed supplemental indentures relating to such Senior Notes which, among other provisions, waived any and all defaults and events of default existing under the indentures, eliminated substantially all of the material restrictive covenants, specified affirmative covenants and certain events of default, and rescinded any and all prior notices of default and/or acceleration delivered to us.

In March 2006, we also borrowed an aggregate principal amount of $614 million under the Loan Facility to repurchase, pursuant to a tender offer, $198 million principal amount of our outstanding $202 million 4.75% Subordinated Exchangeable Notes due April 2009, to retire all of our outstanding $400 million 6.25% Senior Notes due March 2012, and to pay accrued interest and certain fees incurred in connection with the Loan Facility and the repurchase of such notes. On March 24, 2006, we executed a supplemental indenture relating to our 4.75% Subordinated Exchangeable Notes due April 2009. This supplemental indenture, among other provisions, waived any and all defaults and events of default existing under the indenture, eliminated substantially all of the material restrictive covenants, specified affirmative covenants and certain events of default, and rescinded any and all prior notices of default and/or acceleration delivered to us. In June 2006, we repurchased $2 million principal of the notes in private transactions.

In April 2006, we borrowed an aggregate principal amount of $21 million under the Loan Facility to replace funds used in 2005 to retire $20 million of principal amount of our outstanding 4.75% Subordinated Exchangeable Notes due April 2009 and $1 million of principal amount of our 7.5% Senior Notes due June 2011, along with accrued interest on the notes.

In June 2006, we borrowed an aggregate principal amount of $125 million under the Loan Facility to repurchase the remaining outstanding balance of the 9.375% Senior Notes due June 2006, including all accrued interest and certain fees incurred in connection with the Loan Facility and the repurchase of such notes.

In August 2006, we borrowed an aggregate principal amount of $195 million under the Loan Facility to repurchase $190 million principal amount of our outstanding 2.5% Senior Convertible Notes due December 2007 and to pay accrued interest on the notes as well as certain fees incurred in connection with the Loan Facility and the repurchase of the notes. On August 9, 2006, we executed a supplemental indenture to the indenture dated December 16, 2002 relating to our 2.5% Senior Convertible Notes due December 2007. The supplemental indenture, among other things, waived any and all defaults and events of default existing under the Senior Notes indenture, eliminated specified affirmative covenants and certain events of default and related provisions in the Senior Notes indenture, and rescinded any and all prior notices of default and/or acceleration delivered to us pursuant to the Senior Notes indenture.

Financial services operations debt

During 2005, NFC entered into the Amended and Restated Revolving Credit Agreement (“Credit Agreement”). The new contractually committed Credit Agreement initially had two primary components, including a term loan ($400 million originally) and a revolving bank loan ($800 million). The latter has a Mexican sub-revolver ($100 million), which may be used by NIC’s Mexican financial services operations. The entire Credit Agreement matures July 1, 2010; however the term loan is to be repaid in 19 consecutive quarterly amounts of $1 million and a final payment of $381 million on July 1, 2010. Unlike the revolving portion, repayments of the term loan may not be re-borrowed. Under the terms of the Credit Agreement, NFC is required to maintain a debt to tangible net worth ratio of no greater than 6.0 to 1.0, a twelve-month rolling fixed charge coverage ratio of no less than 1.25 to 1.0, and a twelve-month rolling combined retail/lease losses to liquidations ratio of no greater than 6%. The Credit Agreement grants security interests in substantially all of NFC’s unsecuritized assets to the participants in the Credit Agreement. Compensating cash balances are not required. Facility fees of 0.375% are paid quarterly on the revolving loan portion only, regardless of usage.

In June 2005, Truck Retail Instalment Paper Corporation (“TRIP”), a special purpose, wholly-owned subsidiary of NFC, entered into a new $500 million revolving retail facility to replace the 2000 facility that otherwise would have expired in October 2005. The new notes mature in June 2010 and are subject to optional early redemption in full without penalty or premium upon satisfaction of certain terms and conditions on any date on or after April 15, 2010. NFC uses TRIP to temporarily fund retail notes and retail leases, other than fair market value leases. This facility is used primarily during the periods prior to a securitization of retail notes and finance leases. NFC retains a repurchase option against the retail notes and leases sold into TRIP; therefore, TRIP’s assets and liabilities are consolidated in our balance sheets. As of October 31, 2006 and 2005, NFC had $148 million and $233 million, respectively, in retail notes and finance leases in TRIP.

The asset-backed debt is issued by consolidated Special Purpose Entities (“SPEs”) and is payable out of collections on the finance receivables sold to the SPEs. This debt is the legal obligation of the SPEs and not NFC. The balance outstanding was $3.1 billion and $2.8 billion as of October 31, 2006 and 2005, respectively. The carrying amount of the retail notes and finance leases used as collateral was $3.1 billion and $2.7 billion as of October 31, 2006 and 2005 respectively. Similar to the waivers obtained on the Credit Agreement, we have obtained waivers for the private retail transactions and the private portion of the wholesale note transaction. These waivers are similar in scope to the Credit Agreement waivers and expire November 30, 2008.

Failure to deliver audited financial statements on a timely basis could be declared a servicer default by the investors of various retail and wholesale securitizations. If default is declared, the remedy could be the replacement as servicer or accelerated debt amortization from assets in the trust. We do not believe a delay in the delivery of audited financial statements would have a material adverse affect on the investors, as required for a servicer default; therefore, waivers on public securitizations have not been obtained.

NFC enters into secured borrowing agreements involving vehicles subject to operating and finance leases with retail customers. The balances are classified under financial services operations debt as borrowings secured by leases. In connection with the securitizations and secured borrowing agreements of certain of its leasing portfolio assets, NFC and its subsidiary, Navistar Leasing Service Corporation (“NLSC”), have established Navistar Leasing Company (“NLC”), a Delaware business trust. NLSC was formerly known as Harco Leasing Company, Inc. prior to its name change effective September 21, 2006. NLC holds legal title to leased vehicles and is the lessor on substantially all leases originated by NFC. The assets of NLC have been and will continue to be allocated into various beneficial interests issued by NLC. NLSC owns one such beneficial interest in NLC and NLSC has transferred other beneficial interests issued by NLC to purchasers under secured borrowing agreements and securitizations. Neither the beneficial interests held by purchasers under secured borrowing agreements or the assets represented thereby, nor legal interest in any assets of NLC, are available to NLSC, NFC, or its creditors. The balance of all the above-mentioned secured borrowings issued by NLC totaled $24 million as of October 31, 2006 and $68 million as of October 31, 2005. The carrying amount of the vehicles subject to finance and operating leases used as collateral was $20 million as of October 31, 2006 and $67 million as of October 31, 2005. Neither NLSC nor NLC has any unsecured debt.

International Truck Leasing Corporation (“ITLC”), a special purpose, wholly-owned subsidiary of NFC, was established in June 2004 to provide NFC with another entity to obtain borrowings secured by leases. The balances are classified under financial services operations debt as borrowings secured by leases. ITLC’s assets are available to satisfy its creditors’ claims prior to such assets becoming available for ITLC’s use or to NFC or affiliated companies. The balance of all the above-mentioned secured borrowings issued by ITLC totaled $92 million as of October 31, 2006 and $55 million as of October 31, 2005. The carrying amount of the vehicles subject to finance and operating leases used as collateral was $84 million as of October 31, 2006 and $51 million as of October 31, 2005. ITLC does not have any unsecured debt.

We financed $743 million of funds denominated in U.S. dollars and Mexican pesos to be used for investment in our Mexican financial services operations. As of October 31, 2006, borrowings outstanding under these arrangements were $398 million, of which 15% is denominated in dollars and 85% in pesos. The interest rates on the dollar-denominated debt are at a negotiated fixed rate or at a variable rate based on LIBOR. On peso-denominated debt, the interest rate is based on the Interbank Interest Equilibrium Rate. The effective interest rate for the combined dollar and peso denominated debt was 8.4% for 2006 and 2005. As of October 31, 2006 and 2005, $290 million and $149 million, respectively, of our Mexican financial services operations’ receivables were pledged as collateral for bank borrowings.

The Credit Agreement of NFC requires both NIC and NFC to file and provide to NFC’s lenders copies of their respective Annual Reports on Form 10-K for each year, their Quarterly Reports on Form 10-Q for each of the first three quarters of each year, and the related financial statements on or before the dates specified in the Credit Agreement. Failure to do so results in a default under the Credit Agreement, during which NFC may not incur any additional indebtedness under the Credit Agreement until the default is cured or waived. In January 2006, NIC and NFC filed Current Reports on Form 8-K stating that they would miss the filing deadline for their Annual Reports on Form 10-K for 2005. On January 17, 2006, NFC received a waiver that waived through May 31, 2006, (i) the defaults created under the Credit Agreement by the failure of NIC and NFC to file and deliver such reports and financial statements, (ii) the potential defaults that would otherwise be created by their failure to provide such reports and financial statements to the lenders in the future as required under the Credit Agreement, and (iii) the cross default to certain indebtedness of NIC created by such failures, provided the applicable lenders did not have the right to accelerate the applicable debt. On March 2, 2006, NFC received a second waiver, which extended the existing waivers through January 31, 2007, and expanded the waivers to include the failure of NIC and NFC to file their Quarterly Reports on Form 10-Q and to deliver the related financial statements through the date thereof. The second waiver also waived the default, if any, created by the right of the holders of NIC’s long-term debt to accelerate payment of that debt as a result of the failure of NIC and NFC to file the required reports.

Subsequent Events

Manufacturing operations debt

In December 2006, we voluntarily repaid $200 million of the $1.5 billion Loan Facility.

In 2007, less than $1 million principal of the 4.75% Subordinated Exchangeable Notes due April 2009 were converted into 11,069 shares of our common stock.

In January 2007, we signed a definitive loan agreement for a five-year senior unsecured term loan facility and synthetic revolving facility in the aggregate principal amount of $1.5 billion (“Facilities”). The Facilities were arranged by JP Morgan Chase Bank and a group of lenders that included Credit Suisse, Banc of America Securities, and Citigroup Global Markets. The Facilities are guaranteed by International. In January 2007, we borrowed an aggregate principal amount of $1.3 billion under the Facilities. The proceeds were used to repay all amounts outstanding under the February 2006 Loan Facility and certain fees incurred in connection therewith. All borrowings under the Facilities accrue interest at a rate equal to a base rate or an adjusted LIBOR plus a spread ranging from 200 to 400 basis points, which is based on our credit rating in effect from time to time. The initial LIBOR spread is 325 basis points. The Facilities contain customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants, and events of default and cross-default. The Facilities also require that we maintain a fixed charge coverage ratio of not less than 1.1 to 1.0. All draws under the Facilities are subject to the satisfaction of customary conditions precedent for financings of this type, including, without limitation, certain officers’ certificates and opinions of counsel and the absence of any material adverse change since October 31, 2004, except for previously disclosed items.

In June 2007, we signed a definitive loan agreement relating to a five-year senior inventory-secured, asset-based revolving credit facility in an aggregate principal amount of $200 million. This new loan facility matures in June 2012 and is secured by certain of our domestic manufacturing plant and service parts inventory as well as our used truck inventory. All borrowings under this new loan facility accrue interest at a rate equal to a base rate or an adjusted LIBOR plus a spread. The spread, which is based on an availability-based measure, ranges from 25 to 75 basis points for Base Rate borrowings and from 125 to 175 basis points for LIBOR borrowings. The initial LIBOR spread is 150 basis points. Borrowings under the facility are available for general corporate purposes.

Financial services operations debt

The financial services operations, principally NFC, were affected by the delay in filing NIC’s and NFC’s 2005 Annual Reports on Form 10-K and subsequent filings. The principal impact was to create the possibility of a default in NFC’s Credit Agreement (see below). NFC remedied this possibility by obtaining a series of waivers from lenders to the Credit Agreement, as more fully described below. As of the date of this Form 8-K, NFC is not in default under the Credit Agreement.

In November 2006, NFC received a third waiver that extended the existing waivers through October 31, 2007, and expanded the waivers to include any default or event of default that would result solely from NIC’s or NFC’s failure to meet the timely filing requirements of Sections 13 and 15 of the Securities Exchange Act of 1934 (“Exchange Act”), with respect to their Annual Reports on Form 10-K for 2005 and 2006 and their Quarterly Reports on Form 10-Q for the periods from November 1, 2005 through July 31, 2007.

In March 2007, NFC entered into the First Amendment to its Credit Agreement increasing the term loan component by $220 million, the quarterly payment to $1.6 million, and increasing the maximum permitted consolidated leverage ratio from 6:1 to 7:1 through November 1, 2007, and from 6:1 to 6.5:1 for the period from November 1, 2007 through April 30, 2008. After April 30, 2008, the ratio returns to 6:1 for all periods thereafter. In addition, the First Amendment increased the amount of dividends permitted to be paid from NFC to International to $400 million plus net income and any non-core asset sale proceeds from May 1, 2007 through the date of such payment.

In October 2007, NFC executed a Second Amendment to its Credit Agreement and received a fourth waiver. The fourth waiver extended through December 31, 2007 and expanded the previous waivers, which waive any default or event of default that would result solely from NFC’s and NIC’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act with respect to their Annual Reports on Form 10-K for 2005, 2006, and 2007 and certain of their Quarterly Reports on Form 10-Q. During the period from November 1, 2007 until the waiver terminates, interest rates on certain loans under the Credit Agreement are increased by 0.25%.

In December 2007, NFC received a fifth waiver extending the fourth waiver through November 30, 2008. NFC has also obtained waivers for the private retail transactions and the private portion of the wholesale note transaction. These waivers expire upon the earlier of November 30, 2008, or the date on which NIC and NFC each shall have timely filed a report on Form 10-K or Form 10-Q with the SEC.

Funding of Financial Services

The Financial Services segment, mainly NFC, has traditionally obtained the funds to provide financing to our dealers and retail customers from sales of finance receivables, short and long-term bank borrowings, and medium and long-term debt. As of October 31, 2006, our funding consisted of asset-backed debt of $3.1 billion issued by consolidated SPEs, revolving credit facilities of $2.0 billion, and borrowings of $123 million secured by operating and financing leases. We have previously used a number of SPEs to securitize and sell receivables. These SPEs include Navistar Financial Retail Receivables Corp. (“NFRRC”), Navistar Financial Securities Corp. (“NFSC”), Truck Retail Accounts Corp. (“TRAC”), Truck Engine Receivables Financing Co. (“TERFCO”), and Truck Retail Instalment Paper Corporation (“TRIP”), all wholly-owned subsidiaries. The sales of finance receivables in each securitization except for NFRRC and TRIP constitute sales under GAAP and therefore the sold receivables are removed from our consolidated balance sheet and the investors’ interests in the interest bearing securities issued to affect the sale are not recognized as liabilities.

Prior to October 31, 2005, TERFCO had in place a trust to provide funding of $100 million of unsecured trade receivables generated by the sale of diesel engines and engine service parts to Ford. This facility was fully utilized as of October 31, 2005 and TERFCO had a subordinated interest in the trust of $64 million as of that date. Subsequent to October 31, 2005, no further receivables were purchased by the trust, and in December 2005, the $100 million facility was paid off to the noteholders of the trust and will no longer be available.

During 2006, we securitized $1.6 billion of retail notes and finance leases through NFRRC through on-balance sheet arrangements. Our shelf registration expired March 31, 2006 without any further issuances pursuant to it since October 31, 2005.

The following are the funding facilities that we have in place as of October 31, 2006:

		Total			Amount
Company	Instrument Type	Amount		Purpose of Funding	Utilized		Matures or Expires
(in millions)

NFSC	Revolving wholesale note trust	$1,424	(A)	Eligible wholesale notes	$1,424		2007-2010
TRAC	Revolving retail account conduit	$100		Eligible retail accounts	$100		2008
TRIP	Revolving retail facility	$500		Retail notes and leases	$148		2010
NFC	Credit Agreement	$1,195		Retail notes and leases, and general corporate purposes	$1,144	(B)	2010

(A)	Exclusive of a subordinated interest in the amount of $294 million.

(B)	$81 million of this amount is utilized by NIC’s Mexican financial services operations.

As of October 31, 2006, the aggregate amount available to fund finance receivables under the various facilities was $403 million.

Navistar Leasing Services Corporation (“NLSC”), our wholly-owned subsidiary, established Navistar Leasing Company (“NLC”), a Delaware business trust. NLC holds legal title to leased vehicles and is the lessor on substantially all leases originated by NFC. NLSC owns beneficial interests in the titles held by NLC and has transferred other beneficial interests issued by NLC to purchasers under secured borrowing agreements and securitizations. The balance of all secured borrowings issued by NLC amounted to $24 million as of October 31, 2006. The carrying amount of the finance and operating leases used as collateral was $20 million as of October 31, 2006.

ITLC, our wholly-owned subsidiary, was established to provide for the funding of certain leases. During 2006, ITLC received proceeds of $54 million in the form of collateralized borrowings. As of October 31, 2006, the balance of ITLC’s collateralized borrowings secured by operating leases was $92 million.

A portion of our retail notes and finance leases securitization arrangements do not qualify for sales accounting treatment under FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As a result, the sold receivables and associated secured borrowings are included on the consolidated balance sheet and no gain or loss is recognized for these transactions. The wholesale notes securitization arrangements qualify for sale treatment under FASB Statement No. 140 and, therefore, the receivables and associated liabilities are removed from the consolidated balance sheet.

We are obligated under certain agreements with public and private lenders of NFC to maintain the subsidiary’s income before interest expense and income taxes at not less than 125% of its total interest expense. No income maintenance payments were required during the year ended October 31, 2006.

Derivative Instruments

As disclosed in Note 1, Summary of significant accounting policies, and Note 15, Financial instruments and commodity contracts, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K, we may use derivative financial instruments as part of our overall interest rate and foreign currency risk management strategy to reduce our interest rate exposure, to potentially increase the return on invested funds, and to reduce exchange rate risk for transactional and economic exposures.

We recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. The changes in the fair value of derivatives that are not designated as, or which do not qualify as, hedges for accounting purposes are reported in earnings in the period in which they occur. See

Note 15, Financial instruments and commodity contracts, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K. Our manufacturing operations may use derivative instruments to reduce our exposure to foreign exchange fluctuations on the purchase of parts and materials denominated in currencies other than the functional currency. Derivative instruments may also be used to reduce exposure to price changes associated with contracted purchases of commodities or manufacturing equipment.

We enter into natural gas basis (delivery) purchase contracts, which commit us to a future purchase of a specific volume of natural gas for a set basis price. In some locations, we exercise the option to also lock in the natural gas commodity price for the future purchases in an attempt to reduce the volatility of natural gas prices. Future volumes committed are expected to be fully consumed in normal operations; however, there is a settlement feature for the difference between the actual gas usage and the committed volume. We may only sell any unused gas back to the energy provider.

Our manufacturing operations may also use derivative financial instruments for the following: (i) to increase the return on invested funds, (ii) to manage interest rate exposure on outstanding debt obligations, (iii) to offset the potentially dilutive effects associated with convertible debt, and (iv) to assist with share buy-back programs. Generally, we do not use derivatives for speculative purposes.

Our financial services operations may also use derivative instruments to reduce our exposure to interest rate volatility associated with future interest payments on notes and certificates related to an expected sale of receivables. Interest rate risk arises when we fund a portion of fixed rate receivables with floating rate debt. We manage this exposure to interest rate changes by funding floating rate receivables with floating rate debt and fixed rate receivables with fixed rate debt, floating rate debt, and equity capital. We reduce the net exposure, which results from the funding of fixed rate receivables with floating rate debt by generally selling fixed rate receivables on a fixed rate basis and by utilizing derivative financial instruments, primarily swaps, when appropriate. We also use interest rate swaps or caps to reduce exposure to currency and interest rate changes.

Our consolidated financial statements and operational cash flows may be impacted by fluctuations in commodity prices, foreign currency exchange rates, and interest rates.

The majority of our derivative financial instruments are valued using quoted market prices. The remaining derivative instruments are valued using industry standard pricing models. These pricing models may require us to make a variety of assumptions including, but not limited to, market data of similar financial instruments, interest rates, forward curves, volatilities, and financial instruments’ cash flows.

In addition to those instruments previously described, in December 2002, one of our subsidiaries entered into two call option derivative contracts in connection with our issuance of the $190 million 2.5% Senior Convertible Notes. On a consolidated basis, the purchased call option and written call option allowed us to minimize share dilution associated with the convertible debt. In accordance with EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” we have recognized these instruments in permanent equity, and did not recognize subsequent changes in fair value as long as the instruments continued to be classified as equity. In 2004, our subsidiary amended the written call option derivative contracts to raise the effective conversion price from $53.40 per share to $75.00 per share. This action was intended to minimize the share dilution associated with convertible debt from the conversion price of each note up to $75.00 per share. The maturity and terms of the hedge matched the maturity and certain terms of the notes. The net premiums paid for the call options were $27 million in 2004 and $26 million in 2003. In August 2006, the options were settled in connection with the repurchase of the convertible debt, resulting in a $6 million adjustment to equity.

For more information, see Note 15, Financial instruments and commodity contracts, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Capital Resources

We expend capital to support our operating and strategic plans. Such expenditures include investments to meet regulatory and emissions requirements, maintain capital assets, develop new products or improve existing products, and to enhance capacity or productivity. Many of the associated projects have long lead-times and require commitments in advance of actual spending.

Spending on emissions compliance tends to be heavier in the years immediately preceding emissions regulation change-over years.

Business units provide their estimates of costs of capital projects, expected returns, and benefits to senior management. Those projects are evaluated from the perspective of expected return and strategic importance, with a goal to maintain the annual capital expenditure spending in the $250 to $350 million range, exclusive of capital expenditures for assets held for or under lease.

The amount of commitments outstanding for future capital projects as of October 31, 2006 was $39 million, primarily related to the development of our 2007 emissions-compliant vehicles and engines.

As described in the preceding section of this Exhibit, we refinanced our public debt with private financings in 2006 and 2007. We expect to return to the public debt markets when our SEC filings are current and conditions are favorable. Furthermore, we expect to meet upcoming commitments using both debt and lease financing.

Pension and Other Postretirement Benefits

Generally, our pension plans are funded by contributions made by us. Our policy is to fund the pension plans in accordance with applicable U.S. and Canadian government regulations and to make additional contributions from time to time. At October 31, 2006, we have met all legal funding requirements. We contributed $28 million, $30 million, and $22 million to our pension plans in each of 2007, 2006, and 2005, respectively.

Other postretirement benefit obligations, such as retiree medical, are primarily funded in accordance with a 1993 legal agreement (the “Settlement Agreement”) between us, our employees, retirees, and collective bargaining organizations, which eliminated certain benefits provided prior to that date and provided for cost sharing between us and participants in the form of premiums, co-payments, and deductibles. Our contributions totaled $6 million in 2007, 2006, and 2005. A Base Program Trust was established to provide a vehicle for funding the health care liability through our contributions and retiree premiums. A separate independent Retiree Supplemental Benefit Program was also established, which included our contribution of Class B Common Stock, originally valued at $513 million, to potentially reduce retiree premiums, co-payments, and deductibles and provide additional benefits in subsequent periods. In addition to the base plan fund, we also add profit sharing contributions to the Retiree Supplemental Benefit Trust to potentially improve upon the basic benefits provided through the base plan fund. These profit sharing contributions are determined by means of a calculation as established through the Settlement Agreement. Profit sharing contributions to the Retiree Supplemental Benefit Trust have been less than $2 million in each year from 2004 through 2006.

Funded status is derived by subtracting the actuarially-determined value of the projected benefit obligations at year end from the end of year fair value of plan assets.

The under-funded status of our pension benefits decreased by $225 million during 2006 due to net decreases in the benefit obligation and net increases in the plan assets. During the fiscal year, the actual return on plan assets and our contributions exceeded the benefits paid out of the plan. This drove most of the increase in the overall fair value of the plan assets at the end of the year of $88 million. The benefit obligation at the end of the year decreased approximately $137 million primarily due to the recognition of $37 million of actuarial gains and the payment of $336 million of pension obligations offset by the current year service cost of $27 million and $223 million of interest recorded on the obligation.

We have collective bargaining agreements that include participation in multiemployer pension plans. Under the terms of such collective bargaining agreements, contributions are paid to the multiemployer pension plans during a union member’s period of employment. Our obligations are satisfied once those contributions are paid to these plans. A withdrawal liability may be assessed by the multiemployer pension plan if we no longer have an obligation to contribute or all covered operations at the facility cease. We have notified the Western Conference of Teamsters of the intent to cease operations at our Richmond Parts Distribution Center. The most recent estimate of withdrawal liability indicates no withdrawal liability will be assessed as the multiemployer pension plan is well funded.

Off-Balance Sheet Arrangements

We enter into various arrangements not recognized in our consolidated balance sheets that have or could have an effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources. The principal off-balance sheet arrangements that we enter into are guarantees, sales of receivables, derivative instruments, and variable interest entities.

In accordance with the definition under SEC rules, the following may qualify as off-balance sheet arrangements:

•	any obligation under certain guarantees or contracts

•	a retained or contingent interest in assets transferred to a non-consolidated entity or similar entity or similar arrangement that serves as credit, liquidity, or market risk support to that entity for such assets (sale of receivables)

•	any obligation under certain derivative instruments

•	any obligation under a material variable interest held by the registrant in a non-consolidated entity that provides financing, liquidity, market risk, or credit risk support to the registrant, or engages in leasing, hedging, or research and development services with registrant.

The following discussions address each of the above items for the company:

Guarantees

We have provided guarantees to third parties that could obligate us to make future payments if the responsible party fails to perform under its contractual obligations. We have recognized liabilities in the consolidated balance sheets for guarantees that meet the recognition and measurement provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of the Indebtedness of Others.

We have issued residual value guarantees in connection with various leases. The estimated amount of the guarantees is recorded as a liability as of October 31, 2006. Our guarantees are contingent upon the fair value of the leased assets at the end of the lease term. The excess of the guaranteed lease residual value over the fair value of the residual represents the amount of our exposure.

At October 31, 2006, one of our foreign subsidiaries is contingently liable for the residual values of $20 million of retail customers’ contracts and $37 million of retail leases that are financed by a third party. These amounts approximate the estimated future resale market value of the collateral underlying those contracts and leases. As of October 31, 2006, we have recorded accruals totaling $5 million and $13 million for potential losses on the retail customers’ contracts and retail leases, respectively.

In addition, we enter into various guarantees for purchase commitments, credit guarantees, and contract cancellation fees with various expiration dates. In the ordinary course of business, we also provide routine indemnifications and other guarantees whose terms range in duration and often are not explicitly defined, which we do not believe will have a material impact on our results of operations, financial condition, or cash flows.

Sales of Receivables

We securitize and sell retail notes and finance leases. We transfer these notes and finance leases to a trust or a conduit, which then issues asset-backed securities to investors. In addition, securitizations include sales of wholesale notes receivables, retail accounts receivables, and finance and operating lease receivables.

Some of our retail notes and finance lease securitization arrangements do not qualify for sales accounting treatment under FASB Statement No. 140. As a result, the receivables and associated borrowings are included on the consolidated balance sheet and no gain or loss is recognized for these transactions. The total amount of receivables that collateralize these borrowings was $3.8 billion and $3.2 billion at October 31, 2006 and 2005, respectively. At this time, none of our retail note and finance lease securitizations qualify for sale accounting under FASB Statement No. 140.

We also sold wholesale note receivables, which qualify for sale treatment under FASB Statement No. 140 and, therefore, the receivables and associated liabilities are removed from the consolidated balance sheet and the gains and losses are recorded in our revenues. In total, proceeds from the sale of finance receivables amounted to $8.2 billion, $8.7 billion, and $6.7 billion in 2006, 2005, and 2004, respectively.

Variable Interest Entities

In the normal course of business, we have interactions with certain VIEs in which we have a significant interest, but for which we are not the primary beneficiary. These VIEs are similar in purpose, nature, and date of involvement. The nature of our involvement with these entities is to engage in supply agreements and to provide product development support. Our initial involvement with these VIEs dates prior to April 1999. The maximum loss exposure relating to these non-consolidated VIEs is not material to our financial position, results of operations, or cash flows.

Contractual Obligations

The following table provides aggregated information on our outstanding contractual obligations as of October 31, 2006:

	Payments Due by Year Ending October 31,
			2008-	2010-
(in millions)	Total	2007	2009	2011	2012 +

Type of contractual obligation:
Long-term debt obligations(A)	$7,245	$845	$2,029	$2,209	$2,162
Interest on long-term debt(B)	1,740	440	764	279	257
Financing arrangements and capital lease obligations(C)	467	75	372	14	6
Operating lease obligations(D)(E)	243	43	69	47	84
Purchase obligations(F)	1	—	1	—	—
Other contractual obligations(G)	21	7	14	—	—

Total	$9,717	$1,410	$3,249	$2,549	$2,509

(A)	Included in long-term debt obligations are amounts owed on our notes payable to banks and others. These borrowings are further explained in Note 10, Debt, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

(B)	Interest on long-term debt is calculated at the weighted average interest rate on total debt at October 31, 2006, including the effect of discounts and related amortization at an average rate of 6.6%. For more information, see Note 10, Debt, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

(C)	We lease many of our facilities as well as other property and equipment under financing arrangements and capital leases in the normal course of business including $66 million of interest obligation. For more information, see Note 7, Property and equipment, net, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

(D)	Lease obligations for facility closures are included in operating leases. For more information, see Note 7, Property and equipment, net, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

(E)	Future operating lease obligations are not recognized in our consolidated balance sheet.

(F)	Purchase obligations include various commitments in the ordinary course of business that would include the purchase of goods or services and they are not recognized in our consolidated balance sheet.

(G)	Related to our decision to discontinue purchasing certain engine components from one of our non-consolidated affiliates, we agreed to reimburse this affiliate for the unamortized value of equipment used to build and assemble those engine components. Subsequent to October 31, 2006, we sold our interest in the non-consolidated affiliate and settled all pending reimbursement obligations. For more information, see Note 9, Investments in and advances to non-consolidated affiliates, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K.

Other Information

Government Contracts

As of January 31, 2008, we have secured over $3.8 billion of orders in the global military market, $0.7 billion through 2006, and subsequently, an additional $3.1 billion. The major military contracts we secured subsequent to the end of 2006 are as follows:

•	In May, June, October, and December 2007, we were awarded combined delivery orders valued at more than $2.5 billion to provide approximately 4,500 Mine-Resistant Ambush Protected (“MRAP”) vehicles and support to the U.S. Marine Corps, to be delivered through July 2008.

•	In September, October, and December 2007, we were awarded delivery orders to provide service parts and support valued at more than $260 million for the U.S. Marine Corps’ International MRAP vehicles.

•	In November 2006 and December 2007, we secured additional delivery orders under the Afghan Family of Medium Tactical Vehicles contract valued at more than $200 million.

We announced in October 2007 that we will team with BAE Systems to produce a platform for the Joint Light Tactical Vehicle (“JLTV”) program. The JLTV program is a multi-service initiative for a family of future light tactical vehicles being developed as a joint system between the U.S. Army and the Marine Corps.

As a U.S. government contractor, we are subject to specific regulations and requirements as mandated by our contracts. These regulations include Federal Acquisition Regulations, Defense Federal Acquisition Regulations, and the Code of Federal Regulations.

We are also subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Management Agency and Defense Contract Audit Agency. These agencies review and assess compliance with contractual requirements, cost structure, and applicable laws, regulations, and standards.

Backlog

Our worldwide backlog of unfilled truck orders (subject to cancellation or return in certain events) at October 31, 2007 and 2006 was 18,900 and 43,900 units, respectively. Although the backlog of unfilled orders is one of many indicators of market demand, other factors such as changes in production rates, internal and supplier available capacity, new product introductions, and competitive pricing actions may affect point-in-time comparisons.

Employees

The following table summarizes the number of employees worldwide as of the dates indicated:

	January 31,	October 31,
	2008	2007	2006	2005	2004

Total active employees	15,400	13,300	17,500	17,600	14,800
Total inactive employees	1,700	3,900	700	1,000	800

Total employees worldwide	17,100	17,200	18,200	18,600	15,600

Employees are considered inactive in certain situations including disability leave, leave of absence, layoffs, and work stoppages. Approximately 2,300 of the increase in employees for 2005 resulted from the various acquisitions that occurred during the year. Inactive employees as of October 31, 2007 include approximately 2,500 UAW workers who had commenced a work stoppage that began on October 23, 2007 and ended on December 16, 2007.

The following table outlines the number of active employees represented by the UAW, the National Automobile, Aerospace and Agricultural Implement Workers of Canada (“CAW”), and other unions, for the periods as indicated:

	January 31,	October 31,
Total Active Union Employees	2008	2007(A)	2006	2005	2004

Total UAW	3,800	2,000	4,800	4,900	4,700
Total CAW	600	600	1,400	1,100	900
Total other unions	2,700	2,100	1,600	1,400	600

(A)	Active union employee data as of October 31, 2007 excludes 2,500 UAW workers who had commenced a work stoppage that began on October 23, 2007 and ended on December 16, 2007.

Our multi-site contract with the UAW expired on September 30, 2007. The represented workers continued to work without an extension of the contract until October 23, 2007 when they commenced a work stoppage. As of December 16, 2007, a majority of UAW members voted to ratify a new contract that will run through September 30, 2010. Our existing labor contract with the CAW runs through June 30, 2009.

Income Taxes

We file a consolidated U.S. federal income tax return for NIC and its eligible domestic subsidiaries. Our non-U.S. subsidiaries file income tax returns in their respective local jurisdictions. We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax benefit carryforwards. Deferred tax liabilities and assets at the end of each period are determined using enacted tax rates.

Under the provisions of FASB Statement No. 109, Accounting for Income Taxes, a valuation allowance is required to be established or maintained when, based on currently available information and other factors, it is more likely than not that all or a portion of a deferred tax asset will not be realized. FASB Statement No. 109 provides that an important factor in determining whether a deferred tax asset will be realized is whether there has been sufficient taxable income in recent years and whether sufficient income is expected in future years in order to utilize the deferred tax asset. Based on our recent history of operating losses through 2004 and our near-term financial outlook, we determined that it was more likely than not that we would not be able to realize the value of our deferred tax assets attributable to U.S. operations and we therefore maintained a valuation allowance against such assets.

We believe that our evaluation of deferred tax assets and our maintenance of a valuation allowance against such assets involve critical accounting estimates because they are subject to, among other things, estimates of future taxable income in the U.S. and in other non-U.S. tax jurisdictions. These estimates are susceptible to change and dependent upon events that may or may not occur, and accordingly, our assessment of the valuation allowance is material to the assets reported on our consolidated balance sheet and changes in the valuation allowance may be material to our results of operations. We intend to continue to assess our valuation allowance in accordance with the requirements of FASB Statement No. 109.

The determination of our income tax provision is complex due to the fact that we have operations in numerous tax jurisdictions outside the U.S. that are subject to certain risks that ordinarily would not be encountered in the U.S.

Environmental Matters

We have been named a potentially responsible party (“PRP”), in conjunction with other parties, in a number of cases arising under an environmental protection law, the Comprehensive Environmental Response, Compensation, and Liability Act, popularly known as the Superfund law. These cases involve sites that allegedly received wastes from current or former locations. Based on information available to us which, in most cases, consists of data related to quantities and characteristics of material generated at current or former company locations, material allegedly shipped by us to these disposal sites, as well as cost estimates from PRPs and/or federal or state regulatory agencies for the cleanup of these sites, a reasonable estimate is calculated of our share, if any, of the probable costs and accruals are recorded in our consolidated financial statements. These accruals are generally recognized no later than completion of the remedial feasibility study and are not discounted to their present value. We review all accruals on a regular basis and believe that, based on these calculations, our share of the potential additional costs for the cleanup of each site will not have a material effect on our results of operations, cash flows, or financial condition.

Three sites formerly owned by us, Wisconsin Steel in Chicago, Illinois, Solar Turbines in San Diego, California, and West Pullman Plant in Chicago, Illinois, were identified as having soil and groundwater contamination. While investigations and cleanup activities continue at all sites, we believe that we have adequate accruals to cover costs to complete the cleanup of these sites.

In July 2006, the Wisconsin Department of Natural Resources (“WDNR”) issued to us a Notice of Violation (“NOV”) in conjunction with the operation of our foundry facility in Waukesha, Wisconsin. Specifically, the WDNR alleged that we violated applicable environmental regulations concerning implementation of storm water pollution prevention plans. Separately, WDNR also issued a NOV regarding the Waukesha facility in November 2006, in which WDNR alleged that we failed to properly operate and monitor our operations as required by the air permit. In September 2007, WDNR referred the NOVs to the Wisconsin Department of Justice (“WDOJ”) for further action. In December 2007, we resolved the above NOV’s with the WDNR and WDOJ, agreeing to pay a civil penalty of less than $0.5 million.

In 2007, a former facility location in the City of Springfield, Ohio, which we voluntarily demolished in 2004 and conducted environmental sampling on, was sold to the City of Springfield. The City has obtained funds from the U.S. EPA and the State of Ohio to address relatively minor soil contamination prior to commercial/industrial redevelopment of the site. Also in 2007, we have engaged the city of Canton, Illinois in a remediation plan for the environmental clean-up of a former company facility. We anticipate that execution of this plan will not have a material effect on our results of operations, cash flows, or financial condition.

Securitization Transactions

We finance receivables using a process commonly known as securitization, whereby asset-backed securities are sold via public offering or private placement. In a typical securitization transaction, we sell a pool of finance receivables to a SPE. The SPE then transfers the receivables to a bankruptcy-remote, legally isolated entity, generally a trust or a conduit, in exchange for proceeds from interest bearing securities. These securities are issued by the trust and are secured by future collections on the receivables sold to the trust. These transactions are subject to the provisions of FASB Statement No. 140.

When we securitize receivables, we may have retained interests in the receivables sold (transferred). The retained interests may include senior and subordinated securities, undivided interests in receivables and over-collateralizations, restricted cash held for the benefit of the trust, and interest-only strips. Our retained interests are the first to absorb any credit losses on the transferred receivables because we have the most subordinated interests in the trust, including subordinated securities, the right to receive excess spread (interest-only strip), and any residual or remaining interests of the trust after all asset-backed securities are repaid in full. Our exposure to credit losses on the transferred receivables is limited to our retained interests. The SPE’s assets are available to satisfy the creditors’ claims against the assets prior to such assets becoming available for the SPE’s own uses or the uses of our affiliated companies. Since the transfer constitutes a legal sale, we are under no obligation to repurchase any transferred receivable that becomes delinquent in payment or otherwise is in default. We are not responsible for credit losses on transferred receivables other than through our ownership of the lowest tranches in the securitization structures. We do not guarantee any securities issued by trusts.

We, as seller and the servicer of the finance receivables, are obligated to provide certain representations and warranties regarding the receivables. Should any of the receivables fail to meet these representations and warranties, we, as servicer, are required to repurchase the receivables.

Most of our retail notes and finance leases securitization arrangements do not qualify for sales accounting treatment under FASB Statement No. 140. As a result, the sold receivables and associated secured borrowings are included on the consolidated balance sheet and no gain or loss is recognized for these transactions. For those that do qualify under FASB Statement No. 140, gains or losses are reported in Finance revenues.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we use estimates and make judgments and assumptions about future events that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. Our assumptions, estimates, and judgments are based on historical experience, current trends, and other factors we believe are relevant at the time we prepare our consolidated financial statements.

Our significant accounting policies are discussed in Note 1, Summary of significant accounting policies, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K. We believe that the following policies are the most critical to aid in fully understanding and evaluating our reported results as they require us to make difficult, subjective, and complex judgments. In determining whether an estimate is critical, we consider if:

•	The nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change.

•	The impact of the estimates and assumptions on financial condition or operating performance is material.

Effect if Actual Results Differ from
Description	Judgments and Uncertainties	Assumptions

Pension and Other Postretirement Benefits
We provide pension and other postretirement benefits to a substantial portion of our employees, former employees, and their beneficiaries. The assets, liabilities, and expenses we recognize and disclosures we make about plan actuarial and financial information are dependent on the assumptions used in calculating such amounts. The primary assumptions include factors such as discount rates, health care cost trend rates, inflation, expected return on plan assets, retirement rates, mortality rates, rate of compensation increases, and other factors.	Health care cost trend rates are developed based upon historical retiree cost trend data, short term health care outlook, and industry benchmarks and surveys.

The inflation assumption is based upon our retiree medical trend assumptions. The assumptions are based upon both our specific trends and nationally expected trends.

The discount rates are obtained by matching the anticipated future benefit payments for the plans to the Citigroup yield curve to establish a weighted average discount rate for each plan.

The expected return on plan assets is derived from historical plan returns and reviews of asset allocation strategies, expected long-term performance of asset classes, risks and other factors adjusted for our specific investment strategy. The focus of the information is on long-term trends and provides for the consideration for recent plan performance.

Retirement rates are based upon actual and projected plan experience.

Mortality rates are developed from actual and projected plan experience.

Rate of compensation increase reflects our long-term actual experience and our projected future increases including	As of October 31, 2006, an increase in the discount rate of 0.5%, assuming inflation remains unchanged, would result in a decrease of $187 million in the pension obligations and a decrease of $6 million in the net periodic benefit cost. A 1% increase in the discount rate of the other postretirement plans would result in a decrease of $222 million for the obligation and a decrease of $14 million in the net periodic benefit cost.

A decrease of 0.5% in the discount rate as of October 31, 2006, assuming inflation remains unchanged, would result in an increase of $197 million in the pension obligations and an increase of $6 million in the net periodic benefit cost. A decrease of 1% in the discount rate of the other postretirement benefit plans would result in an increase in other postretirement obligations of $261 million and an increase of $16 million in the net periodic benefit cost.

The calculation of the expected return on plan assets is described in Note 11, Postretirement benefits, to the accompanying consolidated financial statements presented in Exhibit 99.3 of this report on Form 8-K. The expected rate of return was 9% for 2006, 2005, and 2004. The expected rate of return is a long-term assumption; its accuracy can only be measured over a long time period based upon past experience. A variation in the expected return

Effect if Actual Results Differ from
Description	Judgments and Uncertainties	Assumptions

contractually agreed upon wage rate increases for represented employees.	by 0.5% as of October 31, 2006 would result in a variation of $18 million in the net periodic benefit cost.

The sensitivities stated above are based upon changing one assumption at a time, but often economic factors impact multiple assumptions simultaneously.

Allowance for Losses
The allowance for losses is our estimate of losses incurred in our receivable portfolio. The portfolio consists of retail notes, finance leases and wholesale notes, and accounts and other receivables. The allowance is established through a charge to provision for losses and is an estimate of the amount required to absorb losses on the existing portfolio. The largest portion of the allowance for losses is related to the finance receivables and it is evaluated based on a pool method by type of receivable, primarily using historical and current net loss experience in conjunction with current portfolio trends in delinquencies, repossession frequency, and recovery percentages for each receivable type. Specific allowances are made for significant impaired receivables.	Establishing our allowance for losses involves significant uncertainties because the calculation requires us to make estimates about the timing, frequency, and severity of future losses and the impact of general economic conditions as well as current delinquency, repossession, and recovery rates.	As of October 31, 2006, we had a required combined pool and specific allowance of $32 million for all finance receivables and operating leases owned by us. If we were to adjust the estimated loss rate using the upper and lower limit of the estimated weighted average loss percentage used by us from 2002 through 2006, the required allowance would increase to $62 million or decrease to $32 million for finance receivables and operating leases.

The weighted average loss percentage is based upon the historic actual losses with a two-thirds weight and a forecast based upon current general economic conditions with a one-third weight. This creates a probability range in which the most probable outcome is recorded.
Sales of Receivables
We securitize finance receivables through SPEs, which then issue securities to public and private investors. Some of these securitization transactions qualify as sales under FASB Statement No. 140 whereas the buyers of the receivables have limited recourse. Gains or losses on sales of receivables are credited or charged to Finance revenues in the periods in which the sales occur. Amounts due from sales of receivables, also known as retained interests, which include interest-only receivables, cash reserve accounts, and	We estimate the payment speed for the receivables sold, the discount rate used to determine the present value of future cash flows, and the anticipated net losses on the receivables to calculate the gain or loss. The method for calculating the gain or loss aggregates the receivables into a homogeneous pool. Cash flow estimates based upon historical and current experience, anticipated future portfolio performance, market-based discount rates, and other factors and are made for each	The critical estimate impacting the valuation of receivables sold is the market-based discount rate.

As of October 31, 2006, if we were to adjust the discount rate used for calculating net present value by a 10% adverse change, the result would be a decrease in pre-tax income of $4 million.

Effect if Actual Results Differ from
Description	Judgments and Uncertainties	Assumptions

subordinated certificates, are recorded at fair value in the periods in which the sales occur. The accretion of the discount related to the retained interests is recognized on an effective yield basis.	securitization transaction. In addition, we estimate the value of the retained interests on a quarterly basis. The fair value of the interest-only receivable is based on present value estimates of expected cash flows using our assumptions of prepayment speed, discount rates, and net losses.
Income Taxes
We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recorded with respect to net operating losses and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income of the period that includes the enactment date.

Contingent tax liabilities are accounted for separately from deferred tax assets and liabilities. An accrual is recorded when we believe it is probable that a liability has been incurred for taxes and related interest and penalties, if any. It must be probable that a contingent tax benefit will be realized before the contingent benefit is recognized for financial reporting purposes.	The ultimate recovery of deferred tax assets is dependent upon the amount and timing of future taxable income and other factors such as the taxing jurisdiction in which the asset is to be recovered. A high degree of judgment is required to determine if, and the extent that, valuation allowances should be recorded against deferred tax assets. We have provided valuation allowances at October 31, 2006, aggregating $1.8 billion for federal and state taxes against such assets as a result of cumulative losses and based on our current assessment of the factors described above. Of that amount, $50 million relates to net operating losses for which subsequently recognized tax benefits will be allocated to additional paid in capital.

	Contingent tax liabilities are based on our assessment of the likelihood that we have incurred a liability. Such liabilities are reviewed based on recent changes in tax laws and regulations, including judicial rulings. As of October 31, 2006, we have $93 million of accruals for contingent tax liabilities.	Although we believe that our approach to estimates and judgments as described herein is reasonable, actual results could differ and we may be exposed to increases or decreases in income taxes that could be material.

Effect if Actual Results Differ from
Description	Judgments and Uncertainties	Assumptions

Impairment of Long- Lived Assets
We periodically review the carrying value of our long-lived assets held and used (other than goodwill and intangible assets with indefinite lives and assets to be disposed of as discussed below) when events and circumstances warrant. This review is performed using estimates of future cash flows discounted at a rate commensurate with the risk involved. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value.	Our impairment loss calculations require us to apply judgments in estimating future cash flows and asset fair values. Assets could become impaired in the future or require additional charges as a result of declines in profitability due to changes in volume, market pricing, cost, manner in which an asset is used, physical condition of an asset, laws and regulations, or in the business environment.	Significant adverse changes to our business environment and future cash flows could cause us to record an impairment charge that is material.
Contingent Liabilities
We are subject to product liability lawsuits and claims in the normal course of business. We record product liability accruals for the self- insured portion of any pending or threatened product liability actions.

We are subject to claims by various governmental authorities regarding environmental remediation matters.

For product liability, we determine appropriate case-specific accruals based upon our judgment and the advice of legal counsel. These estimates are evaluated and adjusted based upon changes in facts or circumstances surrounding the case. We also obtain a third party actuarial analysis to assist with the determination of the amount of additional accruals required to cover certain alleged claims and incurred but not reported (“IBNR”) product liability matters. The actual settlement values of outstanding claims may differ from the original estimates due to circumstances related to the specific claims. The IBNR estimates are impacted by changes in claims frequency and/or severity over historical levels.

With regard to environmental remediation, many factors are involved including interpretations of local, state, and federal laws and regulations, whether wastes or other hazardous material are contaminating the surrounding land or water, or have the potential to cause such contamination.
The case-specific accruals aggregate $30 million as of October 31, 2006. These accruals typically require adjustment as additional information becomes available for each case, but the amounts of such adjustments are not determinable.

As of October 31, 2006, the IBNR accrual was $18 million. A 10% change in claim amount would increase or decrease this accrual by $2 million.

As of October 31, 2006, we accrued $23 million for environmental remediation, which represents our best estimate of the accruals required for these matters.

Effect if Actual Results Differ from
Description	Judgments and Uncertainties	Assumptions

We are subject to claims related to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some claims relate to the alleged presence of asbestos in our facilities.
	The asbestos related cases are subject to a variety of factors in that other vehicle manufacturers and various component suppliers are also named defendants. Historically, our actual damages paid out to claimants have not been material.	Although we believe that our estimates and judgments related to asbestos related claims are reasonable, actual results could differ and we may be exposed to losses that could be material.
Product Warranty
We record a liability for standard and extended warranty for products sold as well as for certain claims outside the contractual obligation period. As a result of the uncertainty surrounding the nature and frequency of product recall programs, the liability for such programs is recorded when we commit to a recall action, which generally occurs when it is announced. Supplier recoveries are recorded when the supplier confirms their liability under the recall and collection is reasonably assured.	Product warranty estimates are established using historical information about the nature, frequency, and average cost of warranty claims. We estimate warranty claims and take action to improve vehicle quality and minimize warranty claims. Actual payments for warranty claims could differ from the amounts estimated requiring adjustments to the liabilities in future periods.	Although we believe that the estimates and judgments discussed herein are reasonable, actual results could differ and we may be exposed to increases or decreases in our warranty accrual that could be material.
Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. We test goodwill for impairment using a fair value approach at the reporting unit level. We are required to test for impairment at least annually, absent some triggering event that would accelerate an impairment assessment.

We continue to review the carrying values of amortizable intangible assets whenever facts and circumstances change in a manner that indicates their carrying values may not be recoverable. We test indefinite lived intangible assets at least annually, absent some triggering event that would accelerate an impairment assessment.	We have recognized goodwill in our reporting units, which are one level below the segment level for purposes of performing our goodwill impairment testing. We determine the fair values of our reporting units using the discounted cash flow valuation technique, which requires us to make assumptions and estimates regarding industry economic factors and the profitability of future business strategies.

	Our testing for impairment of intangible assets requires us to apply judgments in estimating future cash flows and asset fair values. Intangible assets could become impaired as a result of declines in profitability due to changes in volume, market pricing, cost, manner in which an asset is used, laws and regulations, or in the business environment.	Changes in the underlying factors may cause our estimates related to fair values to change and may cause impairment which may have a material impact.

New Accounting Pronouncements

Numerous accounting pronouncements have been issued by various standard setting and governmental authorities that will be effective after October 31, 2006. Of those issued, FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, may result in significant impacts on our consolidated financial condition and results of operations when adopted.

FASB Statement No. 158

In September 2006, the FASB issued FASB Statement No. 158, which requires a company that sponsors one or more single-employer defined benefit pension and other postretirement benefit plans to recognize in its balance sheet the funded status of a benefit plan. The funded status represents the difference between the fair value of plan assets and the benefit obligation, as a net asset or liability, with an offsetting adjustment to accumulated other comprehensive income in stockholders’ equity. FASB Statement No. 158 also requires additional financial statement disclosure regarding certain effects on net periodic benefit cost, prospective application, and the recognition and disclosure requirements, which are effective for fiscal years ending after December 15, 2006. We will adopt the provisions of FASB Statement No. 158 in 2007. As we expect our pension and postretirement plans will continue to be underfunded as of the effective date of FASB Statement No. 158, we believe the adoption of FASB Statement No. 158 will increase our Postretirement benefits liabilities, decrease our Pension and intangible pension assets and increase our Accumulated other comprehensive loss and Total stockholders’ deficit.

FASB Interpretation No. 48

In June 2006, the FASB issued FASB Interpretation No. 48, which is effective for fiscal years beginning after December 15, 2006. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We will adopt the provisions of FASB Interpretation No. 48 effective November 1, 2007. While we have not completed our review and implementation of this Interpretation, we do not expect there will be a material impact on our consolidated financial condition and results of operations.

Certain other pronouncements issued or adopted since October 31, 2006 and their expected impact on our financial condition and results of operations are:

Impact on Our Financial Condition and
Pronouncement	Effective Date	Results of Operations

SEC Staff Accounting Bulletin (“SAB”) No. 110, Share Based Payment	Effective January 1, 2008.	This Bulletin will not have an impact on our financial statements.

FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51	Effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. Our effective date is November 1, 2009.	We are evaluating the potential impact, if any.

Impact on Our Financial Condition and
Pronouncement	Effective Date	Results of Operations

FASB Statement No. 141(R), Business Combinations	Applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. Our effective date is November 1, 2009.	We will adopt this Statement on a prospective basis.

Emerging Issues Task Force Issue No. 07-01, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities	Effective for financial statements issued for fiscal years beginning after December 15, 2007. Our effective date is November 1, 2008.	We are evaluating the potential impact, if any.

SAB No. 109, Written Loan Commitments Recorded at Fair Value through Earnings	Effective as of the first fiscal quarter beginning after December 15, 2007. Our effective date is February 1, 2008.	We believe this pronouncement will not have a material impact, as we do not have loan commitments recorded at fair value through earnings.

FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities	Effective as of the beginning of the first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. Our effective date is November 1, 2008.	We are evaluating the potential impact, if any. We have not determined whether to adopt the fair value option.

FASB Statement No. 157, Fair Value Measurements	Effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. Our effective date is November 1, 2008.	We are evaluating the potential impact, if any.

FASB Statement No. 154, Accounting Changes and Error Corrections	Effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.	We will adopt this Statement in 2007 and apply its guidance for any changes in accounting principle, change in accounting estimate, or correction of an error in previously issued financial statements. We believe this pronouncement will not have a material impact.